SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Universal Electronics, Inc.

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April 30, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Universal Electronics Inc., to be held on Tuesday, June 15, 2010 at 4:00 p.m., Pacific Daylight Time, at our corporate office, 6101 Gateway Drive, Cypress, California 90630. We urge you to be present in person or represented by proxy at this Meeting of Stockholders.

You will be asked to consider and vote upon the election of members of our Board of Directors, the ratification of the Board of Directors’ engagement of our independent registered public accountants for the year ending December 31, 2010, and the adoption and approval of our 2010 Stock Incentive Plan. Details of these proposals and a description of our general business, directors and management are set forth in the accompanying Proxy Statement. The Board of Directors unanimously recommends that stockholders vote to approve all of the proposals.

Whether or not you plan to attend the Annual Meeting in person, it is important that your shares are represented. Therefore, please promptly complete, sign, date and return the enclosed proxy card in the accompanying envelope, which requires no postage if mailed within the United States. You are, of course, welcome to attend the Annual Meeting and vote in person even if you previously returned your proxy card.

On behalf of the Board of Directors and management of Universal Electronics Inc., we thank you for all of your support.

Sincerely yours,

Paul D. Arling
Chairman and Chief Executive Officer

UNIVERSAL ELECTRONICS INC.
6101 Gateway Drive
Cypress, California 90630
714-820-1000
714-820-1010 Facsimile
www.uei.com

UNIVERSAL ELECTRONICS INC.
Corporate Headquarters:
6101 Gateway Drive
Cypress, California 90630

Notice of Annual Meeting of Stockholders
to be Held on Tuesday, June 15, 2010

The 2010 Annual Meeting of Stockholders of Universal Electronics Inc., a Delaware corporation (“Universal,” the “Company,” “we,” “us” or “our”), will be held on Tuesday, June 15, 2010 at 4:00 p.m., Pacific Daylight Time, at our corporate office, 6101 Gateway Drive, Cypress, California 90630.

The meeting will be conducted:

1.	To consider and vote upon the following proposals (collectively, the “Proposals”), each of which is described in more detail in the accompanying Proxy Statement:

Proposal One:  The election of Paul D. Arling as a Class I director to serve on the Board of Directors until the next Annual Meeting of Stockholders to be held in 2011 or until the election and qualification of his successor; and the election of Satjiv S. Chahil, William C. Mulligan, J.C. Sparkman, Gregory P. Stapleton, Carl E. Vogel, and Edward K. Zinser as Class II directors to serve on the Board of Directors until the Annual Meeting of Stockholders to be held in 2012 or until their respective successors are elected and qualified; and

Proposal Two:  Ratification of the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2010; and

Proposal Three:  Adoption and approval of our 2010 Stock Incentive Plan.

2.	To consider and act upon such other matters as may properly come before the meeting or any and all postponements or adjournments thereof.

All holders of record of shares of our common stock (NASDAQ: UEIC) at the close of business on April 16, 2010 are entitled to vote at the meeting and at any postponements or adjournments of the meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. If you have Internet access, we encourage you to record your vote via the Internet at www.edocumentreview.com/ueic. It is convenient, and it saves us postage and processing costs. In addition, when you vote via the Internet, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you do not vote via the Internet, please vote by telephone or by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope. Submitting your proxy by Internet, telephone or mail will not affect your right to vote in person if you decide to attend the annual meeting.

IF YOU PLAN TO ATTEND THE MEETING:

Registration and seating will begin at 3:30 p.m. (Pacific Daylight Time). Each stockholder will need to bring valid picture identification, such as a driver’s license or passport, for admission to the meeting. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting, and all cellular phones must be silenced during the meeting. We realize that many cellular phones have built-in digital cameras, and while these phones may be brought into the meeting, the camera function may not be used at any time.

By Order of the Board of Directors,

Richard A. Firehammer, Jr.
Senior Vice President, General
Counsel and Secretary

April 30, 2010
Cypress, California

UNIVERSAL ELECTRONICS INC.
6101 Gateway Drive
Cypress, California 90630

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on Tuesday, June 15, 2010, at 4:00 p.m. (Pacific Daylight Time): The Proxy Statement and the Annual Report on Form 10-K are available at www.uei.com under the heading “About Us”, then “Investor” and then “SEC Filings”.

This proxy statement contains information concerning our annual meeting of stockholders to be held on Tuesday, June 15, 2010, beginning at 4:00 p.m. (Pacific Daylight Time) at our office, 6101 Gateway Drive, Cypress, California 90630 and at any adjournments or postponements of the meeting. Your proxy for the meeting is being solicited by our Board of Directors. This proxy statement and our annual report are being mailed to stockholders beginning on or about May 7, 2010.

ABOUT THE MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting provided with this proxy statement, including: the election of directors; ratification of the appointment of our independent registered public accounting firm; adoption and approval of our 2010 Stock Incentive Plan; and such other business as may properly come before the meeting. In addition, management will respond to questions from stockholders, if any.

Who may attend the meeting?

Subject to space availability, all stockholders as of April 16, 2010, the record date, or their duly appointed proxies, may attend the meeting. If you plan to attend the meeting, please note that you will need to bring valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting, and all cellular phones must be silenced during the meeting. We realize that many cellular phones have built-in digital cameras, and while these phones may be brought into the meeting, the camera function may not be used at any time.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on April 16, 2010, the record date, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. There were 13,660,284 shares of our common stock outstanding on the record date.

What are the voting rights of the holders of the company’s common stock?

Each share of our common stock outstanding on the record date will be entitled to one vote on each matter considered at the meeting.

What is a quorum?

A quorum is the minimum number of our shares of common stock that must be represented at a duly called meeting in person or by proxy in order to conduct business legally at the meeting. For the annual meeting, the presence, in person or by proxy, of the holders of a majority of the shares entitled to vote will be considered a quorum. If you are a registered stockholder, you must deliver your proxy by Internet, telephone or mail, or attend the annual meeting in person and vote, in order to be counted in the determination of a quorum. If you are a “street name” stockholder, your broker or other nominee will vote your shares pursuant to your proxy directions, and such shares will count in the determination of a quorum. If you do not provide any directions to your broker or other nominee, your shares will still count for purposes of attaining a quorum, and your broker or other nominee may vote your shares in its discretion on proposals 1 and 2.

How do I vote?

If you are a registered stockholder, you may submit your proxy by Internet, telephone or mail by following the instructions included with your proxy card. The deadline for submitting your proxy by Internet or telephone is 1:00 a.m. Central Time on June 15, 2010. The designated proxy will vote according to your instructions. You may also attend the meeting and deliver a proxy card to be voted in the same manner, or you may personally vote by ballot.

If you are a “street name” stockholder, your properly signed and returned voting instruction card will be tabulated and voted by your broker or other nominee. Please check your voting instruction card or contact your broker or other nominee to determine whether you will be able to deliver your voting instructions by Internet or telephone. If you are a “street name” stockholder and you want to vote at the meeting, you will need to obtain a signed proxy from the broker or nominee that holds your shares, because the broker or nominee is the legal, registered owner of the shares.

If you are a member of a retirement or savings plan or other similar plan, you may submit your voting instructions by Internet, telephone or mail by following the instructions included with your voting instruction card. The deadline for submitting your voting instructions by Internet or telephone is 1:00 a.m. Central Time on June 15, 2010. The trustee or administrator of the plan will vote according to your instructions and the rules of the plan.

Can I change my vote after I return my proxy or voting instruction card?

If you are a registered stockholder, you may revoke or change your vote at any time before the proxy card is voted, by filing with our transfer agent, Computershare Trust Company, N.A. either by a written notice of revocation or a duly executed proxy bearing a later date. If you attend the meeting in person, you may ask the judge of elections to suspend your proxy holder’s power to vote, and you may submit another proxy or vote by ballot. Your attendance at the meeting will not by itself revoke a previously granted proxy. Any written notice revoking a proxy should be sent to Computershare Trust Company, N.A., P.O. Box 43126, Providence, RI 02940.

If your shares are held in “street name” or you are a member of a retirement or savings plan or other similar plan, please check your voting instruction card or contact your broker, nominee, trustee or administrator to determine whether you will be able to revoke or change your vote.

Will my vote be confidential?

It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual stockholders except as might be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as might be necessary to allow proper parties to verify proxies presented by any person and the results of the voting.

What are the board’s recommendations?

The board recommends that you vote:

•	For election of the nominated Class I and Class II directors (see proposal 1);

•	For ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2010 (see proposal 2); and

•	For adoption and approval of our 2010 Stock Incentive Plan (see proposal 3).

What vote is required to approve each proposal?

Election of directors.  Directors are elected by a plurality of votes cast. This means that the one Class I director receiving the most votes cast at the meeting will be elected to serve for the next year. In addition, six Class II directors receiving the most votes cast at the meeting will be elected to serve for the next two years. Only votes cast “for” are counted in determining whether a plurality has been cast in favor of a director. A properly executed proxy marked “withhold authority” with respect to the election of a director will not be voted with respect to the director. Votes to withhold authority, while included for purposes of attaining a quorum, will have no effect on the vote on this matter.

Other proposals.  For each other proposal, the affirmative vote of a majority of the votes cast will be required for approval. Abstentions, while included for purposes of attaining a quorum, will have no effect on the outcome of the proposal.

Street name shares and broker non-votes.  If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some proposals if you do not provide voting instructions. “Broker non-votes” are shares that a broker or nominee does not vote because it has not received voting instructions and does not have discretionary authority to vote. For this meeting, if you do not give specific instructions, your broker or nominee may cast your vote in its discretion for proposal 1, the election of directors, and for proposal 2, the ratification of the appointment of the company’s independent registered public accounting firm. Broker non-votes, if any, are included for purposes of attaining a quorum. On proposals where brokers do not have discretionary voting authority, including proposal 3, the adoption and approval of our 2010 Stock Incentive Plan, broker non-votes will have no effect on the outcome of a proposal.

CORPORATE GOVERNANCE

Where can I find information about the governance of the company?

The company has adopted corporate governance principles that, along with the charters of the board committees, provide the framework for the governance of the company. The corporate governance and nominating committee is responsible for annually reviewing the principles and recommending any proposed changes to the board for approval. A copy of our corporate governance principles is posted on our website at www.uei.com under the heading “About Us”, then “Investor”, then “Corporate Governance,” along with the charters of our board committees and other information about our governance practices. We will provide to any person without charge a copy of any of these documents upon written request to our secretary at Universal Electronics Inc, 6101 Gateway Drive, Cypress, California 90630.

Code of Conduct

Does the company have a code of conduct?

We have adopted a Code of Conduct that applies to all directors, officers and employees, including without limitation our principal executive officer, principal financial officer and principal accounting officer. Any person subject to the Code of Conduct must avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, report all violations of the Code of Conduct and potential conflicts of interest and otherwise act with integrity and Universal’s best interest. The Code of Conduct also includes procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Code of Conduct complies with the requirements of NASD and the Sarbanes-Oxley Act of 2002 and is posted on the Corporate Governance page of our website at www.uei.com. Any amendment to the Code of Conduct or waiver of its provisions with respect to our principal executive officer, principal financial officer or principal accounting officer or any director will be promptly posted on our website www.uei.com.

Additionally, at the direction of the Board of Directors, management has established an “Ethics Line” to assist our employees in complying with their ethical and legal obligations and reporting suspected violations of applicable laws, policies or procedures. The Ethics Line is operated by Ethicspoint, an independent third party. Information about our Ethics Line may be found on the Corporate Governance page of our website at www.uei.com.

Director Independence

How does the Board determine which directors are considered independent?

The Board has adopted Director Independence Standards to assist in determining the independence of each director. In order for a director to be considered independent, the Board must affirmatively determine that the director has no material relationship with Universal. In each case, the Board broadly considers all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships and such other criteria as the Board may determine from time to time. These Director Independence Standards are published on our Corporate Governance page at www.uei.com. The Board has determined that each of the six current Class II Directors, Messrs. Chahil, Mulligan, Sparkman, Stapleton, Vogel and Zinser meets these standards and thus is independent and, in addition, satisfies the independence requirements of the NASDAQ Stock Market. To our knowledge, none of the independent directors has any direct or indirect relationships with our company or its subsidiaries and affiliates, other than serving as a director.

All members of the Audit, Compensation and Corporate Governance and Nominating Committees must be independent as defined by the Board’s Director Independence Standards. Members of the Audit Committee must also satisfy additional Securities and Exchange Commission (“SEC”) independence requirements, which provide that they may not accept, directly or indirectly, any consulting, advisory or other compensatory fees from Universal or any of its subsidiaries other than their director compensation.

Board Leadership

Who is the chairman of the board?

The Board’s current leadership structure is characterized by:

•	a combined Chairman of the Board and CEO;

•	a robust Committee structure with oversight of various types of risks; and

•	engaged independent Board members.

Mr. Arling has served as our Chairman and Chief Executive Officer since July 2001. The Board believes that combining the roles of CEO and Chairman contributes to an efficient and effective Board. The CEO, with his in-depth knowledge and understanding of the Company, is best able to chair regular Board meetings by bringing key business issues and stockholder interests to the Board’s attention. In addition, the Board believes that combining these roles maximizes our CEO’s effectiveness. Within the Company, the CEO is primarily responsible for effectively leading significant change, improving operational efficiency, driving growth, managing the Company’s day-to-day business, managing the various risks facing the Company, and reinforcing the expectation for all employees of uncompromising honesty and integrity. Our Board believes that combining the roles of CEO and Chairman gives management clarity of leadership. Because of this, management knows that when the CEO is speaking, it is with the voice of the Board and not merely that of an Executive Officer. Coupled with our independent Directors, this combined structure provides independent oversight while avoiding unnecessary confusion regarding the Board’s oversight responsibilities and the day-to-day management of business operations.

Board’s Role in Risk Oversight

What is the Board’s role in risk oversight?

The Board has delegated to the Audit Committee through its charter the primary responsibility for the oversight of risks facing the Company. The charter provides that the Audit Committee “discuss with management the Company’s major risk exposures, including financial risk exposures, and the steps management has taken to monitor and control such exposures.”

Our Internal Auditor (“Auditor”), whose appointment and performance is reviewed and evaluated by the Audit Committee and who has direct access to the Committee, is responsible for leading the formal risk assessment and management process within the Company. The Auditor, through consultation with the Company’s senior management, periodically assesses the major risks facing the Company and works with those executives responsible for managing each specific risk. The Auditor periodically reviews with the Audit Committee the major risks facing the Company and the steps management has taken to monitor and mitigate those risks. The Auditor’s risk management report, which is provided in advance of the meetings, is reviewed by the entire Audit Committee. The executive responsible for managing a particular risk may also report to the Audit Committee or full Board on how the risk is being managed and mitigated.

While the Board’s primary oversight of risk is with the Audit Committee, the Board has delegated to other committees the oversight of risks within their areas of responsibility and expertise. For example, the Compensation Committee oversees the risks associated with the Company’s compensation practices, including a periodic review of the Company’s compensation policies and practices for its employees. The Corporate Governance and Nominating Committee oversees the risks associated with the Company’s overall governance and its succession planning process to understand that the Company has a slate of future, qualified candidates for key management positions.

The Board believes that its oversight of risks, primarily through delegation to the Audit Committee, but also through delegation to other committees to oversee specific risks within their areas of responsibility and expertise, and the sharing of information with the full Board, is appropriate for a company of our size and complexity. The chair of each committee that oversees risk provides a summary of the matters discussed with the committee to the full Board following each committee meeting. The minutes of each committee meeting are also provided to all Board members. The Board also believes its oversight of risk is enhanced by its current leadership structure (discussed above) because the CEO, who is ultimately responsible for the Company’s management of risk, also chairs regular Board meetings, and with his in-depth knowledge and understanding of the Company, is best able to bring key business issues and risks to the Board’s attention.

Board Structure and Committee Membership

How is the board made up?

Our board presently consists of up to nine directors divided into two classes; a Class I Director is a director who is also an employee of Universal and is elected each year at the Annual Meeting of Stockholders to serve a one-year term and a Class II Director is a director who is not an employee and is generally elected every even-numbered year at the Annual Meeting of Stockholders to serve a two-year term.

We currently have seven directors; one is a Class I Director and six are Class II Directors. After this Annual Meeting of Stockholders, assuming all those nominated are elected, there will be seven members of the Board, one (1) Class I director, six (6) Class II directors and two (2) vacancies. We retain vacancies to accommodate additional qualified directors who come to the attention of the Board.

How often did the board meet during 2009?

The board formally met ten times and acted by unanimous written consent two times during 2009. Each director is expected to attend each meeting of the board and those committees on which he serves. No director attended less than 75% of the aggregate of all board meetings and meetings of committees on which the director served during 2009. We encourage each director to attend every annual meeting of stockholders; however, since attendance by our stockholders at these meetings has historically been via proxy and not in person, our outside directors have not regularly attended these meetings. At the 2009 Annual Meeting of Stockholders, no stockholders attended in person and one director, Mr. Arling, was present.

What is the role of the primary board committees?

The board has three standing committees — audit, compensation, and corporate governance and nominating. Each committee is composed entirely of independent directors, as determined by the board in accordance with applicable NASDAQ listing standards and the Board’s Director Independence Standards. In addition, audit committee members meet additional heightened independence criteria applicable to audit committee members under applicable SEC independence requirements. Each of the committees operates under a written charter that has been approved by the board. The table below provides information about the current membership of the committees and the number of meetings held in 2009.

Corporate
Governance and
	Audit	Compensation	Nominating
Name/Item	Committee	Committee	Committee

Satjiv S. Chahil		X	X
William C. Mulligan	X		Chair
J.C. Sparkman		Chair	X
Gregory P. Stapleton		X
Carl E. Vogel	X
Edward K. Zinser	Chair
Number of Meetings	4	5	2
Action by Unanimous Written Consent	1	0	1

Audit Committee

The Audit Committee is primarily concerned with the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence and qualifications of the independent auditor and the performance of our internal audit function and independent auditor. The Audit Committee’s functions include:

•	monitoring the Company’s major risk exposures, including financial risk, and the steps management has taken to control such exposures,

•	meeting with our independent registered public accounting firm and management representatives,

•	making recommendations to the Board regarding the appointment of the independent registered public accounting firm,

•	approving the scope of audits and other services to be performed by the independent registered public accounting firm,

•	establishing pre-approval policies and procedures for all audit, audit-related, tax and other fees to be paid to the independent registered public accounting firm,

•	considering whether the performance of any professional service by the registered public accountants may impair their independence, and

•	reviewing the results of external audits, the accounting principles applied in financial reporting, and financial and operational controls.

The independent registered public accountants have unrestricted access to the Audit Committee, and the members of the Audit Committee have unrestricted access to the independent registered public accountants.

All of the audit committee members are financially literate. The board has determined that Mr. Zinser is qualified as an audit committee financial expert within the meaning of applicable SEC regulations and that Mr. Zinser acquired his expertise primarily through his experience as a Chief Financial Officer.

Compensation Committee

The Compensation Committee assists the board in discharging its responsibilities relating to the compensation of the chief executive officer and other executive officers (including “Named Executives” as such term is defined below in the “Compensation Discussion and Analysis” under the heading Compensation Objectives). Among other things, the committee:

•	Reviews the corporate goals and objectives approved by the board relevant to the compensation of our chief executive officer and other executive officers, evaluates their performance in light of such goals and objectives and, based on its evaluations and appropriate recommendations, reviews and approves the compensation of our chief executive officer and other executive officers, each on an annual basis;

•	Assists the board in developing and evaluating potential candidates for executive positions and in overseeing the development of executive succession plans;

•	Reviews and discusses with management the Compensation Discussion and Analysis required by SEC rules, recommends to the board whether the Compensation Discussion and Analysis should be included in the company’s annual report and proxy statement and prepares the compensation committee report required by SEC rules for inclusion in the company’s annual report and proxy statement;

•	Reviews periodically compensation for non-management directors of the company and recommends changes to the board as appropriate;

•	Reviews and approves compensation packages for new executive officers and severance packages for executive officers whose employment terminates with the company;

•	Reviews and makes recommendations to the board with respect to the adoption or amendment of incentive and other stock-based compensation plans;

•	Administers the company’s stock incentive plans; and

•	Assesses the independence of any outside compensation consultant of the company.

Compensation Committee Interlocks and Insider Participation

During 2009, none of the members of the Compensation Committee had any business or financial relationship with Universal requiring disclosure in this Proxy Statement.

Corporate Governance and Nominating Committee

The corporate governance and nominating committee assists the board in identifying qualified individuals to become board and committee members, considers matters of corporate governance and assists the board in evaluating the board’s effectiveness. Among other things, the committee:

•	Develops and recommends to the board criteria for board membership;

•	Identifies, reviews the qualifications of and recruits candidates for election to the board and to fill vacancies or new positions on the board as directed by the board;

•	Reviews candidates recommended by the company’s stockholders, if any, for election to the board;

•	Reviews annually our corporate governance principles and recommends changes to the board as appropriate;

•	Recommends to the board changes to our Code of Conduct;

•	Reviews and makes recommendations to the board with respect to the board’s and each committee’s size, structure, composition and functions; and

•	Oversees the process for evaluating the board and its committees.

The committee will consider director candidates recommended by our stockholders. Stockholders recommending candidates for consideration by the corporate governance and nominating committee should send their recommendations to our secretary at Universal Electronics Inc. 6101 Gateway Drive, Cypress, California 90630. The recommendation must include the candidate’s name, biographical data and qualifications.

Any such recommendation should be accompanied by:

•	a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director;

•	a completed written questionnaire in form and substance to be provided by the secretary, covering matters including the background and qualifications of the candidate to serve on the board; and

•	a written representation and agreement in form and substance to be provided by the secretary, regarding any agreement, arrangement or understanding to which the candidate is a party relating to any voting commitment or assurance made by the candidate, and certain other matters as more particularly described in our bylaws.

The board endeavors to have members representing diverse experience at policymaking levels in business, finance and technology and other areas that are relevant to the company’s global activities. The selection criteria for director candidates include the following:

•	Each director should be an individual of the highest personal and professional ethics, character, integrity and values.

•	Each director should possess the appropriate characteristics, skills, and experience to make a significant contribution to the Board.

•	Each director should have an inquisitive and objective perspective, practical wisdom and mature judgment.

•	Each director should be committed to representing the interests of the company’s stockholders and demonstrate a commitment to long-term service on the Board.

The committee evaluates director candidates recommended by stockholders based on the same criteria used to evaluate candidates from other sources. The Corporate Governance and Nominating Committee may employ professional search firms (for which we would pay a fee) to assist in identifying potential Board members with the desired skills and disciplines.

Diversity

The Board of Directors values diversity as a factor in selecting nominees to serve on the Board, and believes that diversity in its composition may provide significant benefit to the Board and the Company. Although there is no specific policy on diversity on our board, the Corporate Governance and Nominating Committee, when considering a particular nominee for selection as a director, will include such factors as diverse experience, gender, race, national origin, functional background, executive or professional experience, and international experience.

Communications with Directors

How can stockholders communicate with the Board?

The Board has adopted a process by which stockholders and other interested parties may communicate with the Board, certain committee chairs or the non-management directors as a group by e-mail or regular mail. That process is described on the Corporate Governance page of our website at www.uei.com. Any communication by regular mail should be sent to Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630, to the attention, as applicable, of the (i) Chair, Board of Directors; (ii) Chair, Audit Committee; (iii) Chair, Compensation Committee; (iv) Chair, Corporate Governance and Nominating Committee; or (v) the Non-Management Directors.

Communications about Accounting Matters

How can individuals report concerns relating to accounting, internal control or auditing matters?

Concerns relating to accounting, internal control or auditing matters may be submitted by writing to Chair, Audit Committee, Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630. All correspondence will be handled in accordance with procedures established by the audit committee with respect to these matters.

Additionally, at the direction of the Board of Directors, management has established an “Ethics Line” to assist our employees in complying with their ethical and legal obligations and reporting suspected violations of applicable laws, policies or procedures. The Ethics Line is operated by Ethicspoint, an independent third party. Information about our Ethics Line may be found on the Corporate Governance page of our website at www.uei.com.

DIRECTOR COMPENSATION

How are non-management directors compensated?

In June 2004, our stockholders adopted the 2004 Directors Compensation Plan, pursuant to which each Class II Director is to receive an annual cash retainer equal to $25,000 (or $6,250 quarterly), a fee of $1,500 for each board meeting attended in excess of four each fiscal year, a fee of $1,000 for each committee meeting attended, an annual fee of $10,000 for each committee chaired, and an annual award of 5,000 shares of our Common Stock, which vest ratably each quarter during the year awarded. During 2009, Mr. Vogel was granted 20,000 stock options with a grant price of $20.55 per share.

In addition, during the fourth quarter of 2009, the Compensation Committee, in consultation with an independent compensation consultant (Towers Perrin), concluded that the 2004 Directors’ Compensation Plan remains in line with industry standards and thus recommended to the Board that no changes be made to the Plan for 2010. The Board accepted the Compensation Committee’s recommendation in the first quarter of 2010.

Non-management Director Compensation Table

		Fees Earned	Stock	Option	Total
		or Paid in Cash(1)	Awards(2)	Awards(3)	Compensation
Name of Director	Year	($)	($)	($)	($)

Mr. Chahil	2009	37,000	103,525	—	140,525
Mr. Mulligan	2009	51,500	103,525	—	155,025
Mr. Sparkman	2009	56,500	103,525	—	160,025
Mr. Stapleton	2009	39,500	103,525	—	143,025
Mr. Vogel(4)	2009	4,167	68,493	185,600	258,260
Mr. Zinser	2009	49,500	103,525	—	153,025

(1)	This column represents the cash compensation earned in 2009 for Board and committee service. See the “Additional Information about Fees Earned or Paid in Cash in Fiscal 2009” table below.

(2)	This column represents the grant date fair value of awards granted to Class II Directors as part of their compensation. The fair value of the stock awards is calculated using the high and low trades of our stock on the grant date. See the “Additional Information about Non-Management Director Equity Awards” for further information related to stock awards granted in 2009.

(3)	This column represents the grant date fair value of stock options granted during 2009. Please see the “Additional Information about Non-Management Director Equity Awards” for further information related to option awards granted in 2009.

(4)	Mr. Vogel joined the Board of Directors on October 30, 2009.

Mr. Arling, who is an officer and the Company’s only Class I Director, received no additional compensation for his service as a director during 2009. However, all directors are reimbursed for travel expenses and other out-of-pocket costs incurred to attend meetings.

Additional Information about Fees Earned or Paid in Cash in Fiscal 2009

The following table provides additional information about fees earned or paid in cash to non-management directors in fiscal 2009:

				Committee	Additional
		Annual	Committee	Meeting	BOD Meeting
		Retainers	Chair Fees(1)	Attendance Fees(2)	Attendance Fees(3)	Total
Name of Director	Year	($)	($)	($)	($)	($)

Mr. Chahil	2009	25,000	—	6,000	6,000	37,000
Mr. Mulligan	2009	25,000	10,000	6,000	10,500	51,500
Mr. Sparkman	2009	25,000	10,000	11,000	10,500	56,500
Mr. Stapleton	2009	25,000	—	4,000	10,500	39,500
Mr. Vogel(4)	2009	4,167	—	—	—	4,167
Mr. Zinser	2009	25,000	10,000	4,000	10,500	49,500

(1)	Mr. Mulligan, Mr. Sparkman, and Mr. Zinser are the chairmen of the Corporate Governance and Nominating Committee, Compensation Committee, and Audit Committee, respectively.

(2)	Each committee member is paid $1,000 for the attendance of a committee meeting.

(3)	Each board member is paid $1,500 for each board of directors’ meeting attended in excess of four.

(4)	Mr. Vogel joined the Board of Directors on October 30, 2009.

Additional Information about Non-Management Director Equity Awards

The following table provides additional information about non-management director equity awards, including the stock awards and option awards made to non-management directors during fiscal 2009, the grant date fair value of each of those awards and the number of stock awards and option awards outstanding as of the end of fiscal 2009:

			Grant Date
			Fair Value of
			Stock and
	Stock Awards	Option Awards	Option Awards	Stock Awards	Option Awards
	Granted During	Granted During	Granted During	Outstanding at	Outstanding at
	2009	2009	2009(1)	Year End	Year End
Name of Director	(#)	(#)	($)	(#)	(#)

Mr. Chahil	5,000	—	103,525	2,500	20,000
Mr. Mulligan	5,000	—	103,525	2,500	45,257
Mr. Sparkman	5,000	—	103,525	2,500	20,000
Mr. Stapleton	5,000	—	103,525	2,500	20,000
Mr. Vogel(2)	3,333	20,000	254,093	2,500	20,000
Mr. Zinser	5,000	—	103,525	2,500	20,000

(1)	Represents the grant date fair value of stock option and stock awards granted during 2009. For stock awards, that number is calculated by multiplying the fair market value of our common stock on the date of grant by the number of shares awarded. For option awards, that number is calculated by multiplying the Black-Scholes value determined as of the date of grant by the number of options awarded. For additional information regarding the assumptions used in calculating the grant date fair value, please refer to Note 15 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC.

(2)	Mr. Vogel joined the Board of Directors on October 30, 2009 and as such he was granted 3,333 stock awards for the stub period October 30, 2009 through June 30, 2010.

PROPOSALS TO BE VOTED ON

PROPOSAL 1: ELECTION OF DIRECTORS

Which directors are nominated for election?

Paul D. Arling is nominated for election as a Class I Director to serve a one-year term expiring at our 2011 Annual Meeting of Stockholders. Satjiv S. Chahil, William C. Mulligan, J.C. Sparkman, Gregory P. Stapleton, Carl E. Vogel, and Edward K. Zinser are nominated for election as Class II Directors to serve a two-year term expiring at our 2012 Annual Meeting of Stockholders.

What are the directors’ backgrounds?

Paul D. Arling Chairman and Chief Executive Officer Director since 1996 Age: 47	Paul D. Arling is our Chairman and Chief Executive Officer. He joined us in May 1996 as Chief Financial Officer and was named to our Board of Directors in August 1996. He was appointed President and COO in September 1998, was promoted to Chief Executive Officer in October 2000 and appointed as Chairman in July 2001. From 1993 through May 1996, he served in various capacities at LESCO, Inc. (a manufacturer and distributor of professional turf care products). Prior to LESCO, he worked for Imperial Wall coverings (a manufacturer and distributor of wall covering products) as Director of Planning, and The Michael Allen Company (a strategic management consulting company) where he was employed as a management consultant. Mr. Arling earned a Bachelor of Science degree from the University of Pennsylvania and an MBA from the Wharton School of the University of Pennsylvania. At the 2009 Annual Meeting of Stockholders, Mr. Arling was reelected as Chairman of the Company to serve until the 2010 Annual Meeting of Stockholders.

As a result of his service as CEO of the Company for the past 9 years, Mr. Arling brings to the Board extensive leadership experience with, and knowledge of, the Company’s business and strategy as well as a historical perspective on the Company’s growth and operations.

Satjiv S. Chahil Director since 2002 Compensation Committee Corporate Governance and Nominating Committee Age: 59	Since January 2010, Mr. Chahil has been an Executive Advisor to Hewlett-Packard Company. From September 2005 through January 2010, Mr. Chahil was the Senior Vice President-Marketing of Hewlett Packard’s Personal Systems Group. Prior to that, from June 2002 to August 2005, he was advisor to the Chairman of Palm, Inc. (a manufacturer and marketer of handheld computing and mobile and wireless Internet solutions). Mr. Chahil was also a director at PalmSource, Inc. from June 2002 to August 2004. From March 2001 to June 2002, he was Interim Chief Operating Officer of Palm Solutions (a division of Palm, Inc.). From March 2000 to June 2002, he was Chief Marketing Officer of Palm, Inc. From March 1999 to March 2000, he was Chief Marketing Officer of Newbridge Networks, Inc. (an ATM technology networks company). From May 1997 to March 2000, Mr. Chahil served as a consultant to Sony Corporation. From 1988 to 1997, he was with Apple Computer holding various positions, his last being Senior Vice President Worldwide Marketing. Mr. Chahil earned a bachelor’s degree in commerce from Punjab University in Chandigarh, India and a master’s degree from the American (Thunderbird) Graduate School of International Management in Arizona. Mr. Chahil was a Class II director of the Company from 2002 until

June 2006 when he did not stand for re-election due to a change in his employment which precluded him from serving as a director of the Company. In August 2006, Mr. Chahil rejoined the Board because his employment no longer precluded him from serving as one of our directors. He also serves as a member of our Compensation and Corporate Governance and Nominating Committees. At the 2008 Annual Meeting of Stockholders, Mr. Chahil was reelected as a Class II Director of the Company to serve until the 2010 Annual Meeting of Stockholders.

Mr. Chahil provides our Board with proven leadership and business experience in the areas of digital convergence, new media and global marketing gained from serving in various executive management positions with multinational information technology, computing and wireless control companies and the extensive management and corporate governance experience gained from those roles.

William C. Mulligan Director since 1992 Audit Committee Corporate Governance and Nominating Committee (Chairman) Age: 56	Mr. Mulligan has 25 years of experience in private equity, having joined Primus Capital Funds in 1985 from McKinsey & Company, Inc. Mr. Mulligan has served as a Managing Director of Primus since 1987. His previous experience includes positions at Deere and Company and First Chicago Corporation. Mr. Mulligan serves as director of several Primus portfolio companies, TFS Financial Corporation (a federally chartered stock holding company — Nasdaq:TFSL), and Athersys, Inc. (a biopharmaceutical company — Nasdaq:ATHX). Mr. Mulligan serves on the audit (chairman) and compensation committees of TFS and on the audit, compensation and nominations committees of Athersys. Mr. Mulligan is a trustee of The Cleveland Clinic Foundation and chairs the Advisory Board of CCF Innovations, which is responsible for commercializing technology developed at the Cleveland Clinic. Mr. Mulligan is also a trustee of Denison University and the Western Reserve Land Conservancy. Mr. Mulligan earned a Bachelor of Arts in economics from Denison University and an MBA from the University of Chicago. Mr. Mulligan has served as a member of our Board of Directors since 1992. He also serves as Chairman of our Corporate Governance and Nominating Committee and as a member of our Audit Committee. At the 2008 Annual Meeting of Stockholders, Mr. Mulligan was reelected as a Class II Director of the Company to serve until the 2010 Annual Meeting of Stockholders.

Mr. Mulligan provides our Board and our Corporate Governance and Nominating Committee, of which he is Chairman, with extensive knowledge in the fields of financial services, investment banking, and accounting, and his experience in legal and corporate governance areas and audit oversight gained from his membership on the boards and audit committees of other public companies.

J.C. Sparkman Director since 1998 Compensation Committee (Chairman) Corporate Governance and Nominating Committee Age: 77	Mr. Sparkman is a co-founder and served as the Chairman of the Board of Broadband Services, Inc., a provider of telecommunications equipment services, including procurement, forecasting, warehousing, installation and repair, to domestic and institutional customers, from September 1999 through December 2003. Prior to that, Mr. Sparkman served as Executive Vice President and Chief Operating Officer of

Tele-Communications, Inc. (“TCI”) from 1987 until his retirement in 1995. He is a director of Shaw Communications, Inc., (NYSE:SJR) where he also serves on Shaw’s Executive Committee and Human Resources and Compensation Committee. Mr. Sparkman is also a director of Liberty Global, Inc., (Nasdaq:LBTYA) where he also serves on Liberty Global’s Compensation Committee and Nominating and Corporate Governance Committee. Mr. Sparkman has served as a member of our Board of Directors since 1998. He also serves as Chairman of our Compensation Committee and as a member of our Corporate Governance and Nominating Committee. At the 2008 Annual Meeting of Stockholders, Mr. Sparkman was reelected as a Class II Director of the Company to serve until the 2010 Annual Meeting of Stockholders.

Mr. Sparkman brings to the Board and our Compensation Committee, of which he is Chairman, operating, business and management experience gained from serving in various executive management positions for companies within the subscription broadcasting industry, extensive management and corporate governance experience gained from those roles and membership on the boards of those and other public companies.

Gregory P. Stapleton Director since 2008 Compensation Committee Age: 63	Gregory P. Stapleton is the founder and owner of Falcon One Enterprises, a private equity firm that invests in technology companies, since 2005. From 2000 to 2004, Mr. Stapleton was the President of Harman International and from 1998 to 2004, he was also the Chief Operating Officer. He was a director of Harman from 1997 to 2004. He served as President of Harman’s Automotive OEM Group from 1987 to 1998. Prior to 1998, he served in various leadership positions at General Electric for 19 years. Mr. Stapleton earned a Bachelor of Science in aerospace engineering from Penn State University. He joined our Board of Directors in April 2008 to fill a vacancy. He also serves as a member of our Compensation Committee. At the 2008 Annual Meeting of Stockholders, Mr. Stapleton was elected as a Class II Director of the Company to serve until the 2010 Annual Meeting of Stockholders.

Mr. Stapleton provides the Board with extensive management experience, which includes his former role as President and COO of a multinational provider of premium audio and infotainment solutions, and his extensive management, finance and corporate governance experience gained from that role.

Carl E. Vogel Director since 2009 Audit Committee Age: 52	Since May 2009, Mr. Vogel has been a Partner of SCP Worldwide (a sports, media and entertainment company). From February 2008 until March 2009, Mr. Vogel served as Vice Chairman of and later senior advisor to each of DISH Network Corporation (formerly Echostar Communications Corporation, a satellite-delivered digital television services provider) and Echostar Corp. (a developer of set-top boxes and other electronic technology). Mr. Vogel remains a senior adviser and director of DISH Network Corporation. From May 2005 until February 2008, he was at Echostar Communication Corporation first joining as a director and later serving as its President and Vice Chairman. From 2001 until 2005, Mr. Vogel served as President and Chief Executive Officer and a director of Charter Communications Inc. (a publically-traded, broadband services company). Prior to joining Charter, from April 1998 to October 2001 Mr. Vogel worked as an executive officer in various capacities for the companies affiliated with Liberty Media Corporation. From 1994 until 1997, Mr. Vogel served in various executive officer capacities at Echostar, including serving as its President from 1995 until 1997. Mr. Vogel was a Director from April 2000 to September 18, 2000, as well as Chairman and Chief Executive Officer from August 22, 2000 to September 18, 2000, of ICG Communications, Inc. (a telecommunications company) and certain of its subsidiaries which filed voluntary petitions for Chapter 11 protection with the U.S. Bankruptcy Court for the District of Delaware on November 14, 2000. Mr. Vogel is a member of the Board of Directors of Shaw Communications, Inc. (NYSE:SJR) and Nextwave Wireless, Inc. (Nasdaq:WAVE), Ascent Media Corporation (Nasdaq:ASCMA.A), and other privately-held companies. Mr. Vogel serves on the audit committee of Shaw, the audit committee (chairman) of Nextwave, and the executive committee (chairman) of Ascent. Mr. Vogel earned his Bachelor of Science from St. Norbert College, located in DePere, WI with an emphasis in finance and accounting, and was a former active Certified Public Accountant. Mr. Vogel joined our Board of Directors in October 2009 to fill a vacancy. He also serves as a member of our Audit Committee.

As a result of his background as former Vice Chairman of DISH Network Corporation, Mr. Vogel brings to the Board demonstrated leadership capability and extensive knowledge of complex financial and operational issues facing large subscription broadcasting companies, as well as extensive management and corporate governance experience gained from that role and from membership on the boards of that company and other public and privately-held companies.

Edward K. Zinser Director since 2006 Audit Committee (Chairman) Age: 52	Since January 2008, Mr. Zinser has served as Chief Financial Officer of Boingo Wireless. From April 2004 to November 2007, Mr. Zinser served as Executive Vice President and Chief Financial Officer of THQ, Inc. Prior to joining THQ, from May 2001 to February 2004, Mr. Zinser served as Executive Vice President and Chief Financial Officer of Vivendi Universal Games, a developer, publisher and distributor of interactive software products. From June 1999 to March 2001, he was at USA Networks where he was initially Senior Vice President and Chief Financial Officer of Internet Shopping Network, the e-commerce division. In June 2000, he became President and Chief Operating Officer of Styleclick, Inc., a public e-commerce services provider that was created through the acquisition of Styleclick.com. From June 1998 until May 1999 Mr. Zinser was the Executive Vice President and Chief Financial Officer of Chromium Graphics, Inc. a private equity backed manufacturer and marketer of print products. From June 1993 to May 1998, Mr. Zinser served as Vice President and Chief Financial Officer/Chief Operating Officer of Disney Publishing, a division of The Walt Disney Company. Mr. Zinser’s experience also includes positions at leading consumer products companies such as The Franklin Mint, Pepsi-Cola and Campbell Soup. Mr. Zinser earned a Bachelor of Science in business management from

Fairfield University and an MBA in finance from the University of Chicago. Mr. Zinser has served as a member of our Board of Directors since 2006. He also serves as Chairman of our Audit Committee. At the 2008 Annual Meeting of Stockholders, Mr. Zinser was reelected as a Class II Director of the Company to serve until the 2010 Annual Meeting of Stockholders.

Mr. Zinser provides our Board and our Audit Committee, of which he is Chairman, with extensive knowledge in the fields of finance and accounting, his knowledge of investment banking, and his legal, corporate governance, and audit oversight experience gained from his membership on the boards and audit committees of other public companies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, acting on the recommendation of its Audit Committee, has appointed Grant Thornton LLP (“GT”), a firm of independent registered public accountants, as auditors, to examine and report to the Board and to our stockholders on our consolidated financial statements and our subsidiaries for 2010. GT has served as the independent registered public accounting firm of the company since 2005.

Although ratification of the appointment of GT is not legally required, the Board is submitting it to the stockholders as a matter of good corporate governance. If the stockholders do not ratify the appointment, the audit committee will consider the selection of another independent registered public accounting firm in future years.

Representatives of GT will be present at the Annual Meeting to make a statement, if they so desire, and will be available to respond to appropriate questions.

We engaged GT as our independent registered public accounting firm for the fiscal year ending December 31, 2009. The decision to engage GT was approved by the Board of Directors, upon the recommendation of the Audit Committee and ratification by our stockholders.

Fees Paid to Independent Registered Public Auditing Firm

Aggregate fees for professional services delivered by GT for the years ended December 31, 2009 and 2008 were as follows:

	For the Year Ended
Type of Fees	12/31/2009(1)	12/31/2008(1)

Audit Fees(2)	$959,160	$1,088,965
Audit-Related Fees(3)	33,500	22,070
Tax Fees(4)	46,440	—
All Other Fees	—	—

	$1,039,100	$1,111,035

(1)	Fees billed in foreign currencies are converted using the average exchange rate over the period.

(2)	Audit Fees consist of fees for professional services provided in connection with the integrated audit of our financial statements, review of our quarterly financial statements and audit services related to other statutory and regulatory filings. The Audit Fees for services provided related to our other statutory and regulatory filings were $104 thousand for the years ended 2009 and 2008.

(3)	Audit-Related Fees consist of the aggregate fees billed by GT for due diligence projects.

(4)	Tax Fees consist of the aggregate fees billed by GT related to tax planning projects.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee’s policy requires that it pre-approve all audit and non-audit services to be performed by the company’s independent registered public accounting firm. Unless a service falls within a category of services that the audit committee has pre-approved, an engagement to provide the service requires pre-approval by the audit committee. Also, proposed services exceeding pre-approved cost levels require additional pre-approval.

Consistent with the rules established by the SEC, proposed services to be provided by the company’s independent registered public accounting firm are evaluated by grouping the service fees under one of the following four categories: Audit Services, Audit-Related Services , Tax Services and All Other Services. All proposed services are discussed and approved by the audit committee. In order to render approval, the audit committee has available a schedule of services and fees approved by category for the current year for reference, and specific details are provided. The audit committee does not pre-approve services related only to the broad categories noted above.

The audit committee has delegated pre-approval authority to its chairman for cases where services must be expedited. The company’s management provides the audit committee with reports of all pre-approved services and related fees by category incurred during the current fiscal year, with forecasts of additional services anticipated during the year.

All of the services related to fees disclosed above were pre-approved by the audit committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2010.

PROPOSAL 3: ADOPTION AND APPROVAL OF THE COMPANY’S
2010 STOCK INCENTIVE PLAN

Overview

On April 27, 2010, the board unanimously adopted and approved the company’s 2010 Stock Incentive Plan (“2010 Plan”), and is submitting the 2010 Plan to stockholders for their adoption and approval at the Annual Meeting. The board believes the company’s interests are best advanced by stimulating the efforts of employees, officers, and non-employee directors, in each case who are selected to be participants, by heightening the desire of such persons to continue working toward and contributing to the success and progress of the company. The 2010 Plan allows grants of incentive and nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units, any of which may be performance-based, and for incentive bonuses. The board has adopted and approved the 2010 Plan to permit the company to continue to use stock-based compensation to align stockholder and participant interests to the company. The company’s stock-based compensation program is currently operated under the company’s 2002 Stock Incentive Plan, 2003 Stock Incentive Plan, and 2006 Stock Incentive Plan (collectively, the “Prior Plans”). As of April 1, 2010, only 103,777 shares were available for future grants under the Prior Plans.

Why You Should Vote For the 2010 Plan

The board recommends that the company’s stockholders approve the 2010 Plan because it believes the company’s ability to grant equity-based awards continues to be crucial in allowing the company to effectively compete for and appropriately motivate and reward key talent. It is in the long-term interest of both the company and its stockholders to strengthen the company’s ability to attract, motivate and retain employees, officers, and non-employee directors and to provide additional incentive for those persons through stock ownership and other incentives to improve financial performance, increase profits and strengthen the mutuality of interest between those persons and the company’s stockholders.

Promotion of Good Corporate Governance Practices

The board believes the use of stock-based incentive awards promotes best practices in corporate governance by maximizing stockholder value. By providing participants in the 2010 Plan with a stake in the company’s success, the interests of the participants are aligned with those of the company’s stockholders. Specific features of the 2010 Plan that are consistent with good corporate governance practices include, but are not limited to:

•	options and stock appreciation rights may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date;

•	there may be no repricing of options or stock appreciation rights without stockholder approval, either by canceling the award in exchange for cash or a replacement award at a lower price or by reducing the exercise price of the award, other than in connection with a change in the company’s capitalization; and

•	awards generally may not be transferred except by will or the laws of descent and distribution or, if approved by the Committee, to certain family members, family trusts, or family partnerships pursuant to a gift or domestic relations order.

Key Data

The following table includes information regarding all of the company’s outstanding equity awards and shares available for future awards under the company’s equity plans as of April 1, 2010 (and without giving effect to this proposal 3):

Total shares underlying all outstanding options	1,762,085
Weighted average exercise price of outstanding options	$18.74
Weighted average remaining contractual life of outstanding options	5.49 years
Total shares underlying all outstanding and unvested restricted stock awards	275,815
Shares available for future awards that may be issued under Prior Plans	103,777

Section 162(m) of the Code

The board believes that it is in the best interests of the company and its stockholders to continue to provide for an equity incentive plan under which compensation awards made to the company’s executive officers may qualify for deductibility by the company for federal income tax purposes. Accordingly, the 2010 Plan has been structured in a manner such that awards granted under it may satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). In general, under Section 162(m), in order for the company to be able to deduct compensation in excess of $1,000,000 paid in any one year to the company’s chief executive officer or any of the company’s four other most highly compensated executive officers (other than the company’s chief financial officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the company’s stockholders. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that may be paid to an employee under the performance goal. With respect to the various types of awards under the 2010 Plan, each of these aspects is discussed below, and stockholder approval of the 2010 Plan will be deemed to constitute approval of each of these aspects of the 2010 Plan for purposes of the approval requirements of Section 162(m).

Plan Summary

The following summary of the material terms of the 2010 Plan are qualified in their entirety by reference to the complete statement of the 2010 Plan, which is set forth in Appendix C to this Proxy Statement.

Administration

The 2010 Plan will be administered by the Compensation Committee of the Board of Directors. Subject to the express provisions of the 2010 Plan, the Committee is authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of the 2010 Plan. In addition, the compensation committee may delegate any or all aspects of the day-to-day administration of the 2010 Plan to one or more officers or employees of the company or any subsidiary, and/or to one or more agents.

Participants

Any person who is a non-employee director or an employee of the company or of any subsidiary will be eligible for the grant of awards under the 2010 Plan. Options intending to qualify as “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Code may only be granted to employees of the company or any subsidiary. Approximately 555 employees and 6 non-employee directors currently qualify to participate in the 2010 Plan.

Shares Subject to the Plan and to Awards

The aggregate number of shares of the company’s common stock issuable pursuant to the 2010 Plan may not exceed 1,000,000, subject to adjustment upon a change in the company’s capitalization. As noted above, as of

April 1, 2010, 103,777 shares remained available for issuance under future awards that may be granted under the Prior Plans.

The aggregate number of shares issued under the 2010 Plan at any time will equal the number of shares issued upon exercise or settlement of an award. Shares subject to awards that expire, terminate or are unexercised, or forfeited will again be available for issuance under the 2010 Plan.

Option Awards

The Committee will establish the exercise price per share under each option, which, other than in the event of options granted in connection with a merger or other acquisition, will not be less than the fair market value of a share on the date the option is granted. The Committee will establish the term of each option, which in no case may exceed a period of ten (10) years from the date of grant. Options granted under the 2010 Plan may either be ISOs or options which are not intended to qualify as ISO’s, or nonqualified stock options (“NQSOs”). The 2010 Plan prohibits repricing stock options without stockholder approval.

Stock Appreciation Rights

A stock appreciation right provides the right to the monetary equivalent of the increase in value of a specified number of the shares over a specified period of time after the right is granted. Stock appreciation rights may be granted to participants either in tandem with or as a component of other awards granted under the 2010 Plan (“tandem SARs”) or not in conjunction with other awards (“freestanding SARs”). All freestanding SARs will be granted subject to the same terms and conditions applicable to options as set forth above and in the 2010 Plan and all tandem SARs will have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the award to which they relate. The 2010 Plan prohibits repricing stock appreciation rights without stockholder approval.

Restricted Stock and Restricted Stock Units

Restricted stock is an award or issuance of shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Restricted stock units are awards denominated in units of shares under which the issuance of shares is subject to conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Participants will have no voting rights with respect to shares underlying restricted stock and restricted stock units unless and until such shares are reflected as issued and outstanding shares on the company’s stock ledger. Participants in whose name restricted stock is granted will be entitled to receive all dividends and other distributions paid with respect to those shares, unless determined otherwise by the Committee. Shares underlying restricted stock units will be entitled to dividends or dividend equivalents only to the extent provided by the Committee.

Qualifying Performance Criteria

The Committee may establish performance criteria and level of achievement versus such criteria that will determine the number of shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an award, which criteria may be based on “qualifying performance criteria” (as described below) or other standards of financial performance and/or personal performance evaluations. In addition, the Committee may specify that an award or a portion of an award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such award or portion of an award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more qualifying performance criteria selected by the Committee and specified at the time the award is granted. The Committee will certify the extent to which any qualifying performance criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of shares issued under or the amount paid under an award may be reduced, but not increased, by the Committee on the basis of such further considerations as the Committee in its sole discretion may determine.

For purposes of the 2010 Plan, the term “qualifying performance criteria” means any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) net sales; (ii) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (iii) net income or net income per common share (basic or diluted); (iv) return on assets (gross or net), return on investment, return on capital, or return on equity; (v) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (vi) interest expense after taxes; (vii) economic value added or created; (viii) operating margin or profit margin; (ix) stock price or total stockholder return; (x) average cash balance or cash position; and (xi) strategic business criteria, consisting of one or more objectives based on meeting specified product development, strategic partnering, licensing, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

To the extent consistent with Section 162(m) of the Code, the Committee (i) may appropriately adjust any evaluation of performance under a qualifying performance criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the company’s financial statements or notes to the financial statements, and (ii) may appropriately adjust any evaluation of performance under a qualifying performance criteria to exclude any of the following events that occurs during a performance period: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax law or other such laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs and (e) accruals of any amounts for payment under the 2010 Plan or any other compensation arrangement maintained by the company.

Settlement of Awards

Awards, may be settled in shares, cash or a combination thereof, as determined by the Committee.

Amendment and Termination

The board may amend, alter or discontinue the 2010 Plan and the Committee may amend, or alter any agreement or other document evidencing an award made under the 2010 Plan, except no such amendment may, without the approval of the stockholders of the company (other than in respect of a change in the company’s capitalization): increase the maximum number of shares for which awards may be granted under the 2010 Plan; reduce the exercise price of outstanding options; extend the term of the 2010 Plan; change the class of persons eligible to be participants; otherwise amend the 2010 Plan in any manner requiring stockholder approval by law or under the NASDAQ Global Select Market listing requirements.

No amendment or alteration to the 2010 Plan or an award or award agreement may be made which would impair the rights of the holder of an award, without such holder’s consent.

Change in Control

Unless otherwise expressly provided in an award agreement or another contract, including an employment agreement, or under the terms of a transaction constituting a change in control, the Committee may provide for the acceleration of the vesting and, if applicable, exercisability of any outstanding award, or the lapsing of any conditions of restrictions on or the time for payment in respect of any outstanding award, upon termination of the participant’s employment following a change in control. In addition, unless otherwise expressly provided in an award agreement or another contract, including an employment agreement, or under the terms of a transaction constituting a change in control, the Committee may provide that any or all of the following will occur in connection with a change in control: (i) the substitution for the shares subject to any outstanding award, stock or other securities of the surviving corporation or any successor corporation to the company, in which event the aggregate purchase or exercise price, if any, of such award will remain the same, (ii) the conversion of any outstanding award into a right to receive cash or other property upon or following the consummation of the change in control in an amount equal to the value of the consideration to be received by holders of shares in connection with such transaction for one share, less the per share purchase or exercise price of such award, if any, multiplied by the number of shares subject to such award, and/or (iii) the cancellation of any outstanding and unexercised awards upon or following the consummation of the change in control.

Adjustments

In the event that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), stock split or a combination or consolidation of the outstanding shares into a lesser number of shares, is declared with respect to the shares, the authorization limits provided in the 2010 Plan may be increased or decreased proportionately, and the shares then subject to each award may be increased or decreased proportionately without any change in the aggregate purchase price of those shares. In the event the shares will be changed into or exchanged for a different number or class of shares of stock or securities of the company or of another corporation, whether through recapitalization, reorganization, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the company, issuance of warrants or other rights to purchase shares or other securities of the company, or any other similar corporate transaction or event affects the shares such that an equitable adjustment would be required in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2010 Plan, then the authorization limits provided in the 2010 Plan may be adjusted proportionately, and an equitable adjustment may be made to each share subject to an award such that no dilution or enlargement of the benefits or potential benefits occurs.

Transferability

Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and during a participant’s lifetime, each option or stock appreciation right may be exercisable only by the participant or his or her legal guardian, and thereafter, a option may be exercised for a one-year period (or such shorter or longer period at the discretion of the Committee). Notwithstanding the foregoing, to the extent permitted by the Committee, the person to whom an award is initially granted may make certain limited transfers to certain family members, family trusts, or family partnerships.

No Right to Company Employment

Nothing in the 2010 Plan or an award agreement will interfere with or limit in any way the right of the company, its subsidiaries and/or its affiliates to terminate any participant’s employment, service on the board or service for the company at any time or for any reason not prohibited by law, nor will the 2010 Plan or an award itself confer upon any participant any right to continue his or her employment or service for any specified period of time. Neither an award nor any benefits arising under the 2010 Plan will constitute an employment contract with the company, any subsidiary and/or its affiliates.

Compliance with Law

The 2010 Plan, the grant, issuance, vesting, exercise and settlement of awards thereunder, and the obligation of the company to sell, issue or deliver shares under such awards, will be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The company will not be required to issue or deliver any certificates for shares prior to the completion of any registration or qualification of such shares under any federal or state law or issuance of any ruling or regulation of any government body which the company will, in its sole discretion, determine to be necessary or advisable.

Effective Date and Termination of the 2010 Plan

The 2010 Plan will become effective on June 15, 2010, subject to approval by the company’s stockholders. The 2010 Plan will remain available for the grant of awards until the tenth (10th) anniversary of the effective date.

Federal Income Tax Treatment

The following discussion of the federal income tax consequences of the 2010 Plan is intended to be a summary of applicable federal law as currently in effect. It should not be taken as tax advice by 2010 Plan participants, who are urged to consult their individual tax advisors.

Stock Options

ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NQSOs do not comply with such requirements.

An optionee is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an ISO for at least two years following the option grant date and at least one year following exercise, the optionee’s gain, if any, upon a subsequent disposition of such shares is long term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee’s basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to exercise of an ISO before satisfying these holding periods, the optionee will recognize both ordinary income and capital gain in the year of disposition. The company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the optionee’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the company will be entitled to a deduction in the year the optionee disposes of the shares in an amount equal to the ordinary income recognized by the optionee.

In order for an option to qualify for ISO tax treatment, the grant of the option must satisfy various other conditions more fully described in the Code. The company does not guarantee that any option will qualify for ISO tax treatment even if the option is intended to qualify for such treatment. In the event an option intended to be an ISO fails to so qualify, it will be taxed as an NQSO described below.

An optionee is not taxed on the grant of an NQSO. On exercise, the optionee recognizes ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise. The company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. The optionee’s gain (or loss) on subsequent disposition of the shares is long term capital gain (or loss) if the shares are held for at least one year following exercise. The company does not receive a deduction for this gain.

Stock Appreciation Rights

An optionee is not taxed on the grant of a stock appreciation right. On exercise, the optionee recognizes ordinary income equal to the cash or the fair market value of any shares received. The company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income.

Restricted Stock and Restricted Stock Units

Grantees of restricted stock or restricted stock units do not recognize income at the time of the grant. When the award vests or is paid, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and the company will receive a corresponding deduction. However, no later than 30 days after a participant receives an award of restricted stock, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. If the participant forfeits the shares to the company (e.g., upon the participant’s termination prior to vesting), the participant may not claim a deduction with respect to the income recognized as a result of the election. Dividends paid with respect to unvested shares of restricted stock generally will be taxable as ordinary income to the participant at the time the dividends are received.

Company Deduction and Section 162(m)

For the individual serving as the chief executive officer of the company at the end of the taxable year and for the individuals serving as officers of the company or a subsidiary at the end of such year who are among the three highest compensated officers (other than the chief executive officer and chief financial officer) for proxy reporting purposes, Section 162(m) limits the amount of compensation otherwise deductible by the company and its subsidiaries for such year to $1,000,000 for each such individual except to the extent that such compensation is “performance-based compensation.” The company expects that NQSOs, ISOs and stock appreciation rights should qualify as performance-based compensation. The compensation committee may establish performance conditions and other terms with respect to grants of restricted stock, restricted stock units and incentive compensation awards in order to qualify such grants as performance-based compensation for purposes of Section 162(m).

New Plan Benefits

The benefits that will be awarded or paid under the 2010 Plan are not currently determinable. Such awards are within the discretion of the compensation committee, and the compensation committee has not determined future awards or who might receive them. Information about awards granted in prior fiscal years under the company’s prior plans to the company’s named executive officers may be found in the table under the heading “Stock-Based Compensation” in the Compensation Discussion and Analysis section of this proxy statement. As of April 1, 2010, the closing price of a share of the company’s common stock was $22.32.

Vote Required and Board Recommendation

The affirmative vote of a majority of the votes cast is required for the adoption and approval of the company’s 2010 Stock Incentive Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION AND APPROVAL OF THE COMPANY’S 2010 STOCK INCENTIVE PLAN.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The goal of our executive officer compensation program is the same as our goal for operating the Company — to create long-term value for our stockholders. Toward this goal, our compensation programs for our executives (including, the “Named Executives” (as defined below)) have been and will be designed to reward them for sustained financial and operating performance and leadership excellence, to align their interests with those of our stockholders and to encourage them to remain with the Company for long and productive careers. Most of our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives. These elements have consisted of base salary, annual bonus incentive, stock-based compensation and an Executive Long-Term Incentive Plan that was driven by the achievement of objective financial performance criteria. In deciding on the type and amount of compensation for each executive, we focus on both current pay and the opportunity for future compensation. We combine the compensation elements for each executive in a manner we believe optimizes the executive’s contribution to the Company.

Terms

This Compensation Discussion and Analysis uses the following terms when discussing executive compensation of the Company:

•	Peer Group — the comparator group of 15 companies, as described in the “Use of Benchmarking Data” section of this Compensation Discussion and Analysis.

•	Target Annual Bonus Incentive Opportunity — the target value of the annual bonus incentive for a given period.

•	Target Long-Term Incentive Opportunity — the sum of the grant date fair value of stock-based compensation awards and the target value of the Executive Long-Term Incentive Plan, if applicable, for a given period.

•	Target Total Direct Compensation Opportunity — calculated as the sum of base salary, target annual cash bonus incentive opportunity, and target long-term incentive opportunity for a given period.

Compensation Objectives

Performance — Our five executives who are identified in the Summary Compensation Table below (whom we refer to as our “Named Executives”) have a combined total of approximately 54 years with Universal, during which they have held different positions and have been promoted to increasing levels of responsibility. The compensation of each Named Executive reflects his management experience, continued high performance and exceptional career of service to the Company over a long period of time. Key elements of compensation that depend upon the Named Executives’ performance include:

•	an annual bonus incentive that is based on an assessment of performance against pre-determined quantitative and qualitative measures within the context of our overall performance;

•	stock-based compensation in the form of stock options, restricted stock, stock appreciation rights and/or phantom stock awards subject to vesting schedules that require continued service with us; and

•	an Executive Long-Term Incentive Plan (“ELTIP”) that was contingent upon achieving two specific Company level financial goals over 2007 and 2008, and continued service of four years.

Alignment — We seek to align the interests of our executives with those of our investors by evaluating executive performance on the basis of key financial measurements, which we believe closely correlate to long-term stockholder value, including net sales, organic growth, operating profit, earnings per share, operating margins, cash flow from operating activities and total stockholder return. The key elements of compensation that align the interests of the executives with stockholders include:

•	stock-based compensation, which links a significant portion of compensation to long-term stockholder value as the total amount realized corresponds to stock price appreciation;

•	the ELTIP was fully at risk based on the growth of U.S. GAAP diluted earnings per share and net revenue, which are key performance measurements that drive long-term stockholder value; and

•	the annual bonus incentive supports the achievement of long-term stockholder value by providing our executives incentive to implement the necessary short-term steps to reach our long-term objectives.

Retention — Our executives are often presented with other professional opportunities, including those at potentially higher compensation levels. We attempt to retain our executives by using continued service as a determinant of target total direct compensation opportunity. Key elements of compensation that require continued service to receive the maximum payout include:

•	extended vesting terms on elements of stock-based compensation, including restricted stock awards and stock options;

•	the ELTIP, which had an award been earned, would not have begun paying out until the third year of the plan, and then only a prorated portion of the award each quarter during the remaining two years of the plan. To receive the full amount awarded, the executive was required to have remained with the Company for the entire four-year retention incentive period; and

•	other discretionary programs utilized by the Compensation Committee from time to time to retain key employees, such as “stay bonuses”.

Implementing Our Objectives

Role of Compensation Committee and the CEO — The primary responsibility of our Compensation Committee is to assist the Board of Directors with the following:

•	developing and evaluating potential candidates for executive positions, including the CEO;

•	overseeing the development of executive succession plans;

•	designing, developing and implementing a compensation program for the CEO; and

•	evaluating the performance and compensation of the CEO in light of the goals and objectives of the compensation program.

The Compensation Committee assesses the performance and determines the compensation of executives other than the CEO (including the Named Executives), based on initial recommendations from the CEO. No executive (including any Named Executive) has any role in the determination of his own compensation, other than discussing their individual performance objectives with the CEO and/or the Compensation Committee.

Role of Compensation Consultant — During the fourth quarter of 2009, the Compensation Committee hired Towers Perrin, an independent compensation consulting firm to discuss the design of programs that affect or may affect executive officer and outside director compensation. Towers Perrin was selected as it had provided similar services to the Committee in the past. Our executives (including the Named Executives) did not participate in the selection of the independent compensation consulting firm. This firm provided the Compensation Committee with market data on compensation trends along with general views on specific compensation programs designed by management. Except for the foregoing, we do not receive any other services from this firm. In the future, the Compensation Committee or UEI may engage or seek the advice of other compensation consultants.

Use of Benchmarking Data

When making compensation decisions, the Compensation Committee begins by reviewing competitive market data to compare our executive pay levels to our peer group companies, however, the Compensation Committee does not use formulas or rigidly set the compensation of our executives based on this data alone. The latest review was performed utilizing an analysis of peer group data compiled during the fourth quarter of 2009 by an independent compensation consulting firm (Towers Perrin). The peer group analysis consisted of 15 companies that design and/or manufacture electronic equipment. The Committee believes that these companies are an appropriate peer group for comparison, as well as a group that is large and diverse enough so that any one company does not alter the overall analysis. The peer group was approved by the Compensation Committee and is identified below.

(In millions)
Company Name	Revenue*

Multi-Fineline Electronix Inc.	$764
TTM Technologies	582
Smart Modular Technologies (WWH) Inc.	441
Littelfuse	430
MTS Systems Corp.	429
Methode Electronics	429
Newport Corp.	367
Rofin-Sinar Technologies	350
CPI International Inc.	333
Universal Electronics Inc.	318
RadiSys Corp.	304
iRobot	299
Rogers Corp.	292
X-Rite Inc.	261
Mercury Computer System	189
FARO Technologies Inc.	148
Median Revenue	350
Median Market Capitalization	391

*	Represents fiscal 2009 reported revenue.

Of the 18 peer group companies utilized in the last compensation study (2006), eight companies were retained, ten companies were dropped and seven were added to the 2009 compensation study. The ten companies were dropped due to their privatization or significant underperformance and anomalous executive compensation.

Determining Compensation

When making compensation decisions, the Compensation Committee begins by reviewing competitive market data obtained from a variety of sources to compare our executive pay levels to other companies. The Compensation Committee does not use formulas or rigidly set the compensation of our executives based on this data alone. After reviewing the market data the Compensation Committee examines our executive compensation structure to assess whether we are meeting our intent to recognize and reward the contributions of all our executives, in achieving our strategic and business goals, while aligning our compensation program with our guiding objectives. Once our executive compensation structure is examined, the Compensation Committee evaluates the performance of each executive. Throughout the process, the Compensation Committee considers input from our CEO and at the end of 2009 from an independent compensation consultant (Towers Perrin).

The performance rating of our executive officers (including our Named Executives) depends on various factors. This assessment has generally been subjective, not subject to formulas. The weight given to each factor may differ from year to year and may differ among individual executive officers in any given year. Executives are rated based on the following three criteria:

1. performance;

2. individual capability and maturity in their role; and

3. role criticality and the difficulty to replace the executive.

The performance of each executive is carefully evaluated against established goals while taking into consideration the business environment. Factors evaluated during this process include the following:

•	key financial measurements such as net sales, organic growth, operating profit, earnings per share, operating margins, cash flow from operating activities and total stockholder return;

•	strategic objectives such as acquisitions, dispositions or joint ventures, technological innovation and globalization;

•	promoting commercial excellence by launching new or continuously improving products or services, being a leading market player and attracting and retaining customers;

•	achieving specific operational goals for the Company, including improved productivity, efficiency and risk management;

•	achieving excellence in their organizational structure and among their employees;

•	supporting Company values by promoting a culture of unyielding integrity through compliance with laws and our ethics policies; and

•	scope and duration over which each executive has performed their responsibilities, experience, salary history and the executive’s current salary.

The Compensation Committee’s assessments for each of the three criteria are combined into an overall rating. The overall rating indicates the warranted placement of the individual executive in the lower, middle or upper third of the target total direct compensation opportunity range (annual base salary and target bonus incentive and target long-term incentive opportunity). This range is calculated utilizing the compensation observed in the benchmarking data for comparable positions. For an individual executive the midpoint of the range is anchored to the market 50th percentile, the low end of the range reflects the market 25th percentile, and the high end of the range reflects the market 75th percentile. This strategy is consistent with our primary intent of offering compensation that is contingent on the achievement of performance objectives yet competitive within the market place.

Within the portion of 2010 target total direct compensation opportunity representing performance-based pay, approximately 24% to 33% is tied to achievement of annual incentive goals and 67% to 76% is tied to performance over a longer period of time. This mix of short and long term incentives provides sufficient rewards in the short-term to motivate near-term performance, while at the same time providing significant incentives to keep our executives focused on longer-term corporate goals that drive stockholder value. This mix also mitigates the risk of Named Executives focusing solely on short-term or long-term goals and is consistent with the practice of our peer group companies.

Determination of CEO Compensation

Since 2000, Mr. Arling has been the Company’s CEO. Over his thirteen year career with the Company, he has held a number of key positions, as described in his biography under Proposal 1. Under Mr. Arling’s leadership, revenues have grown at a 15% compound annual growth rate (“CAGR”) since 2004, rising to $318 million in 2009 from $158 million in 2004, or 100% cumulative. During the same period, diluted earnings per share have also grown at a 10% CAGR, from $0.65 in 2004 to $1.05 in 2009, or 62% cumulative. Over $109 million of cash flow from operating activities has been generated since 2004.

During 2009, we achieved solid financial results in a very challenging global economic environment. This performance was driven by our acquisition of new customers and the deepening of relationships with existing customers, resulting in the growth of our business both domestically and internationally. A key part of this growth is our ability to turn leading technologies into solutions for our customers in multiple industries. These changes not only contributed to our solid 2009 performance, but also positioned the company well for the future. Total stockholder return during 2009 was 43% compared to 24% for the S&P SmallCap 600 Index during that period.

At the beginning of each year, Mr. Arling, with the company’s senior management team, develops the objectives that he believes need to be achieved for the Company to be successful. He then reviews these objectives with the Board for the corollary purpose of establishing how his performance will be assessed. These objectives are derived largely from the Company’s financial and strategic planning sessions, during which, in-depth reviews by our senior management team of the Company’s growth opportunities are analyzed and goals are established for the upcoming year. They include both quantitative financial measurements and qualitative strategic and operational considerations that help determine the factors that our CEO and the Board believe create long-term stockholder value. Mr. Arling reviews and discusses preliminary considerations as to the executive officers (including his own) compensation with the Compensation Committee. Mr. Arling does not participate in the final determination of his compensation.

The Compensation Committee does not base Mr. Arling’s compensation on any specific quantitative or qualitative factors, but upon a subjective review of various performance indicators taken as a whole. This review is performed while considering the general state of the economy and the industries in which we operate. In determining Mr. Arling’s compensation for 2010, the Compensation Committee considered his performance against his financial, strategic and operational goals for the prior year, as follows:

Financial Objectives and Goal Performance

	2009(1)	2008	% Change

GAAP Net Sales (in $ millions)	317.6	287.1	11%
GAAP Net Income (in $ millions)	14.7	15.8	(7)%
GAAP Diluted Earnings Per Share ($ per share)	1.05	1.09	(4)%
Cash and Cash Equivalents and Term Deposit (in $ millions)	78.3	75.2	4%
Days Sales Outstanding	68.2	68.4	0%
Net Inventory Turns	5.3	4.4	20%
Return on Average Assets (in %)	6.5	7.3	(11)%
Gross Margins (in %)	32.0	33.5	(4)%
Operating Margins (in %)	6.9	7.2	(4)%
Book Value Per Share ($ per share)	12.4	11.2	11%

(1)	On February 18, 2009, we acquired certain patents, intellectual property and other assets related to the universal remote control business from Zilog (NASDAQ: ZILG) for approximately $9.5 million in cash. The acquisition was mildly accretive to our earnings in 2009, excluding acquisition costs of $1.1 million. We anticipate this acquisition will lead to growth in revenue and earnings going forward.

Strategic and Operational Goals Assessment

Broad operating strength across the Company	Sales grew by 11% during a historically severe recession.
Sustain a strong balance sheet and high cash flow	Cash increased 4%, despite our acquisition of technology from Zilog Inc. for $9.5 million in cash.
Increase the Company’s geographic penetration	Expanded our presence in India and other areas in Asia and solidified plans for significant future expansion opportunities.
Increase consumer category penetration	Introduced multiple innovative new products and increased expansion into consumer markets.
Increase Original Equipment Manufacturers (“OEM”) penetration	Expanded our role in the OEM category with specific new customers.

Determination of CFO and Other Named Executive Officers Compensation

In determining the compensation of Messrs. Hackworth, Bennett, Kopaskie and Firehammer, the Compensation Committee compared their achievements against their performance objectives, the overall performance of the Company and their contributions to that performance, as well as the performance of the functions that each leads, when relevant.

Annual Cash Compensation

Annual cash compensation for our Named Executives consists of base salary and our annual bonus incentive program.

Base Salary

Base salaries are reviewed approximately every twelve months, but are not automatically increased if the Compensation Committee believes that other elements of compensation are more appropriate in light of our stated objectives. In setting base salaries for the executives, the Compensation Committee considers input from our CEO and, at the end of 2009, from an independent compensation consultant (Towers Perrin), as well as the performance ratings of the executives.

The 2009 base salaries of our Named Executives as compared to the market 50th percentile of our peer group were the following:

		Base Salary
		Compared to
(In thousands)	2009	the Peer Group
Name	Base Salary	50th Percentile

Paul Arling	$510	7%
Bryan Hackworth	250	(14)%
Paul Bennett(1)	371	38%
Mark Kopaskie	310	15%
Richard Firehammer	250	(7)%

(1)	Paul Bennett’s salary was converted to U.S. dollars using 1.484 USD/EUR, the exchange rate as of November 12, 2009 which is the date Towers Perrin compiled the compensation study.

Base Salary of Our CEO — Mr. Arling did not receive any base salary increase during 2010, 2009 or 2008. Mr. Arling’s base salary increased 21% for 2007, from $420,000 to $510,300.

Base Salary of Named Executives Other Than Our CEO — Mr. Hackworth’s base salary increased 12% for 2010, from $250,000 to $280,000. Mr. Hackworth’s base salary increased 4% for 2009, from $240,000 to $250,000. The Board of Directors promoted Mr. Hackworth to the position of Senior Vice President and Chief Financial Officer, effective April 2008. Prior to this promotion Mr. Hackworth was our Vice President and Chief Financial Officer. In connection with his promotion to Senior Vice President, for 2008 Mr. Hackworth’s base salary increased 14% from $210,000 to $240,000. For 2007, Mr. Hackworth’s base salary increased by 5% from $200,000 to $210,000.

Mr. Bennett’s base salary was not increased for 2010. Mr. Bennett’s base salary increased 2% for 2009, from €245,000 to €250,000. For 2008, Mr. Bennett’s base salary increased 2%, from €240,000 to €245,000. Mr. Bennett’s salary increased 12% for 2007, from €213,480 to €240,000.

Mr. Kopaskie’s base salary was not increased for 2010. Mr. Kopaskie’s base salary increased 3% for 2009, from $300,000 to $310,000. For 2008, Mr. Kopaskie’s base salary increased 11%, from $270,400 to $300,000. During 2007, Mr. Kopaskie’s base salary was increased 4% from $260,000 to $270,400.

Mr. Firehammer’s base salary increased 8% for 2010, from $250,000 to $270,000. Mr. Firehammer’s base salary increased 4% for 2009 from $240,000 to $250,000. For 2008, Mr. Firehammer’s base salary increased 2% from $235,000 to $240,000. Mr. Firehammer’s base salary increased 4% for 2007, from $225,000 to $235,000.

Subsequent to the salary increases for 2010, the base salaries of our Named Executives as compared to the market 50th percentile of our peer group were the following:

		Base Salary
		Compared to the
(In thousands)	2010	Peer Group
Name	Base Salary	50th Percentile

Paul Arling	$510	7%
Bryan Hackworth	280	(3)%
Paul Bennett(1)	371	38%
Mark Kopaskie	310	15%
Richard Firehammer	270	(1)%

(1)	Paul Bennett’s salary was converted to U.S. dollars using 1.484 USD/EUR, the exchange rate as of November 12, 2009 which is the date Towers Perrin compiled the compensation study.

Annual Bonus Incentive

Annually, the CEO reviews, with the Compensation Committee, our full-year financial results. The Compensation Committee, with input from the CEO (regarding the Named Executives other than the CEO) uses discretion in determining the bonus, if any, for each individual executive. They evaluate the overall performance of the Company, the performance of the function that the executive leads and the performance rating of each executive. Based on the level at which their expectations were achieved, the Compensation Committee may pay each executive officer a bonus equal to a percentage of the executive’s base salary. For the CEO, the percentage ranges between 10% and 120% of his base salary as of year-end. For the other executive officers, the percentage ranges between 10% and 100% of the executive’s base salary as of year-end.

Following the completion of 2009, the preliminary award amount for each participant was equal to the product of (i) the executive’s base salary and (ii) the percentage determined in accordance with the following matrix:

	Diluted GAAP EPS
		Target
	Equal to or Greater Than	Equal to or Greater Than	Equal to or Greater
Name	$1.11 But Less Than $1.17	$1.17 But Less Than $1.33	Than $1.33

Paul Arling	10%	60%	120%
Bryan Hackworth	10%	40%	80%
Paul Bennett	10%	50%	100%
Mark Kopaskie	10%	50%	100%
Rick Firehammer	10%	40%	80%

The 2009 target bonus opportunities (percentage of base salary) of our Named Executives as compared to the market 50th percentile of our peer group were the following:

		Target Bonus Percentage
	2009 Target Bonus	of the Peer Group
Name	Percentage	50th Percentile

Paul Arling	60%	80%
Bryan Hackworth	40%	57%
Paul Bennett	50%	65%
Mark Kopaskie	50%	65%
Richard Firehammer	40%	53%

Subsequent to the examination of our executive compensation structure during the fourth quarter of 2009, the Compensation Committee adjusted the percentages of base salary the Named Executives can earn under the Annual Bonus Incentive for 2010 to the following:

	Diluted GAAP EPS Equal to or Greater Than the:
Name	Low	Target	Max

Paul Arling	5%	75%	150%
Bryan Hackworth	5%	55%	110%
Paul Bennett	5%	60%	120%
Mark Kopaskie	5%	65%	130%
Rick Firehammer	5%	55%	110%

The Compensation Committee may utilize its sole discretion to increase or reduce the amount of any participant’s earned award to reflect the Compensation Committee’s assessment of the participant’s performance during the year. In certain circumstances, an additional bonus may be awarded if the Compensation Committee determines that an executive officer’s individual performance warrants such award. We believe that the annual bonus rewards the executives who drive desired results and encourages them to sustain this performance.

In 2009, we achieved diluted GAAP EPS of $1.05, below the minimum diluted GAAP EPS required to obtain a payout as established by the Compensation Committee and is set forth in the matrix above. As such, annual cash bonuses were not awarded for fiscal 2009.

In 2008, we achieved diluted GAAP EPS of $1.09, below the minimum diluted GAAP EPS required to obtain a payout as established by the Compensation Committee. As such, annual cash bonuses were not awarded for fiscal 2008.

We surpassed our fiscal target diluted GAAP EPS goal in 2007, with $1.33 diluted GAAP EPS. However, our fourth quarter GAAP EPS guidance would not have been achieved had management bonuses been paid. In addition, we did not achieve our fourth quarter net sales guidance. In light of this assessment, annual cash bonuses were not awarded for fiscal 2007.

The salaries paid and the annual bonus incentives awarded to the Named Executives for 2009, 2008 and 2007 are shown in the Summary Compensation Table below.

Long-Term Incentive Compensation

Overview

Long-term incentive compensation has consisted of stock option grants, restricted stock awards, and our 2007 Executive Long-Term Incentive Plan (“ELTIP”). When determining the appropriate combination of stock-based and cash compensation, our goal is to weigh the cost of each with their potential benefits as a compensation tool. We consider the grant size and the appropriate combination of equity-based compensation and cash compensation when making award decisions. We believe that providing stock-based compensation grants and cash compensation effectively balances our objectives of focusing the Named Executives on delivering long-term value to our stockholders and providing value to the executives.

Stock-Based Compensation

Our stock-based compensation program has been designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of the executive with those of our stockholders and retain the executives through the term of the awards. The Compensation Committee has also issued stock-based compensation to attract new executive officers. The amount and composition of the stock-based compensation granted is based upon our strategic, operational and overall financial performance and reflects the executives’ expected contributions to our future success.

Stock-based compensation grants may take place at various times throughout the year, but grant decisions are made without regard to anticipated earnings or other major announcements made by us. The grant price of stock options and restricted stock awards granted to our employees under our stock incentive plans is the average of the high and low trades of our stock on the grant date. We prohibit the re-pricing or backdating of stock options. Existing stock ownership levels are not a factor in award determination, as we do not want to discourage executives from holding our stock. None of our employees are subject to a minimum stock ownership level or are required to hold vested stock-based compensation for any minimum length of time.

Our stock options become exercisable ratably, on an annual or quarterly basis, over four years. Stock options have a maximum ten-year term. We believe that this vesting schedule aids us in retaining executives and motivating long-term performance. Under the terms of our stock incentive plans, unvested stock options are forfeited if the executive voluntarily leaves the Company. Stock options only have value to the extent the price of our stock on the date of exercise exceeds the grant price, and thus, we believe, are an effective compensation element only if the stock price increases over the term of the award.

Restricted stock awards granted to our Named Executives vest in various proportions over a three or four year time period. We determine the vesting schedule of each award after considering our performance, alignment, and retention objectives, as well as the financial impact of the award. Under the terms of our stock incentive plans, unvested restricted stock awards are forfeited if the executive voluntarily leaves the Company. Restricted stock awards provide executives the benefits of share price increases while still allowing the risks that other stockholders assume for share price declines.

2007 Stock-Based Compensation

2007 Restricted Stock Awards — No employees were granted restricted stock awards during 2007.

2007 Stock Option Grants — During 2007, the Compensation Committee granted certain executives and non-executives 311,750 stock options under various stock incentive plans. None of the Named Executives were granted any stock options during 2007.

2008 Stock-Based Compensation

2008 Restricted Stock Awards — During 2008, the Compensation Committee granted our executives 115,926 restricted stock awards under the 2006 Stock Incentive Plan, including 56,121 restricted stock awards to our Named Executives. The restricted stock awards granted to Named Executives consisted of the following:

		Restricted Stock	Grant	Restricted Stock
		Awards Granted	Price(1)	Awards Granted
Named Executive	Grant Date	(Shares)	($)	($)

Mr. Arling	1/29/2008	19,019	23.66	450,000(2)
	2/11/2008	4,557	21.95	100,000(2)
Mr. Hackworth	1/29/2008	7,608	23.66	180,000(2)
Mr. Bennett	1/29/2008	8,876	23.66	210,000(2)
Mr. Kopaskie	1/29/2008	10,566	23.66	250,000(2)
Mr. Firehammer	1/29/2008	5,495	23.66	130,000(2)

(1)	The grant prices shown above are based on the average of the high and low trades of our stock on the grant date and have been rounded.

(2)	This grant is subject to a 3-year vesting period (8.33% each quarter).

2008 Stock Option Grants — During 2008, the Compensation Committee granted certain executives and non-executives 40,500 stock options under various stock incentive plans. None of the Named Executives were granted any stock options during 2008.

2009 Stock-Based Compensation

2009 Restricted Stock Awards— During 2009, the Compensation Committee granted certain executives and non-executives 298,170 restricted stock awards under the 2006 Stock Incentive Plan, including 117,646 restricted stock awards to our Named Executives. The restricted stock awards granted to Named Executives consisted of the following:

		Restricted		Restricted
		Stock Awards	Grant	Stock Awards
		Granted	Price(1)	Granted
Named Executive	Grant Date	(Shares)	($)	($)

Mr. Arling	2/12/2009	25,021	11.99	300,000(2)
	3/10/2009	15,200	16.25	247,000(3)
Mr. Hackworth	2/12/2009	12,510	11.99	149,995(2)
	3/10/2009	5,900	16.25	95,875(3)
Mr. Bennett	2/12/2009	14,595	11.99	174,995(2)
	3/10/2009	8,100	16.25	131,625(3)
Mr. Kopaskie	2/12/2009	14,595	11.99	174,995(2)
	3/10/2009	8,100	16.25	131,625(3)
Mr. Firehammer	2/12/2009	10,425	11.99	124,995(2)
	3/10/2009	3,200	16.25	52,000(3)

(1)	The grant prices shown above are based on the average of the high and low trades of our stock on the grant date.

(2)	This grant is subject to a three-year vesting period (5% each quarter during the first two years and 15% each quarter during the third year).

(3)	This grant is subject to a four-year vesting period (6.25% each quarter).

2009 Stock Option Grants — During 2009, the Compensation Committee granted certain executives and non-executives 233,400 stock options under various stock incentive plans, including 185,900 stock options to our Named Executives. The stock options granted to Named Executives consisted of the following:

		Stock Options	Option Exercise	Grant Date
		Granted	Price(1)	Fair Value(2)
Named Executive	Grant Date	(Shares)	($)	($)

Mr. Arling	3/10/2009	69,700	16.25	502,540(3)
Mr. Hackworth	3/10/2009	26,900	16.25	193,950(3)
Mr. Bennett	3/10/2009	37,200	16.25	268,210(3)
Mr. Kopaskie	3/10/2009	37,200	16.25	268,210(3)
Mr. Firehammer	3/10/2009	14,900	16.25	107,430(3)

(1)	The exercise prices shown above are based on the average of the high and low trades of our stock on the grant date.

(2)	The grant date fair value was determined utilizing the Black-Scholes option pricing model. For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 15 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC.

(3)	This grant is subject to a four-year vesting period (6.25% each quarter).

The restricted stock awards and stock options granted on March 10, 2009, were made in lieu of establishing a second ELTIP. The total value of the equity grant was the equivalent of the annual equity compensation outlined in the 2007 independent compensation consultant’s study (Towers Perrin) prepared for and used by the Compensation Committee (using the midpoint between the 50th and 75th percentile). Given the uncertain economic environment, the 2007 ELTIP results and our compensation objectives, the Compensation Committee believed granting stock-based compensation during this cycle was a better alternative than a new ELTIP plan.

2010 Stock-Based Compensation

2010 Restricted Stock Awards — During the annual review cycle for 2010, the Compensation Committee granted our Named Executives 45,500 restricted stock awards under the 2006 Stock Incentive Plan. The 2010 restricted stock awards granted to Named Executives consisted of the following:

		Restricted		Restricted
		Stock Awards	Grant	Stock Awards
		Granted	Price(1)	Granted
Named Executive	Grant Date	(Shares)	($)	($)

Mr. Arling	1/25/2010	17,100	24.91	425,960(2)
Mr. Hackworth	1/25/2010	7,200	24.91	179,350(2)
Mr. Bennett	1/25/2010	7,600	24.91	189,315(2)
Mr. Kopaskie	1/25/2010	8,000	24.91	199,280(2)
Mr. Firehammer	1/25/2010	5,600	24.91	139,495(2)

(1)	The grant prices shown above are based on the average of the high and low trades of our stock on the grant date.

(2)	This grant is subject to a four-year vesting period (0% each quarter during the first year and 8.33% each quarter during the last three years).

2010 Stock Option Grants — During the annual review cycle for 2010, the Compensation Committee granted our Named Executives 99,900 stock options under various stock incentive plans. The 2010 stock options granted to our Named Executives consisted of the following:

		Stock	Option
		Options	Exercise	Grant Date
		Granted	Price(1)	Fair Value(2)
Named Executive	Grant Date	(Shares)	($)	($)

Mr. Arling	1/25/2010	37,400	24.91	424,490(3)
Mr. Hackworth	1/25/2010	15,900	24.91	180,465(3)
Mr. Bennett	1/25/2010	16,700	24.91	189,545(3)
Mr. Kopaskie	1/25/2010	17,600	24.91	199,760(3)
Mr. Firehammer	1/25/2010	12,300	24.91	139,605(3)

(1)	The exercise prices shown above are based on the average of the high and low trades of our stock on the grant date.

(2)	The grant date fair value was determined utilizing the Black-Scholes option pricing model. For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 15 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC.

(3)	This grant is subject to a four-year vesting period (0% each quarter during the first year and 8.33% during each quarter during the last three years).

Executive Long-Term Incentive Plan

In January 2007, after reviewing the structure of our compensation arrangements, the Compensation Committee approved our first long-term incentive plan under our existing stockholder approved stock-based compensation plans. As part of the Compensation Committee’s analysis of our compensation structure they considered whether to grant awards other than stock-based compensation as part of our long-term incentive strategy. In 2007, the Compensation Committee determined that a long-term incentive plan was an appropriate alternative to stock-based compensation, since the total payout is at risk if the required financial metrics are not met.

The overriding purpose of the Universal Electronics Inc. 2007 Executive Long-Term Incentive Plan (“ELTIP”) was to benefit and advance the interests of the Company and its stockholders by providing performance-based incentives to the Named Executive officers for 2007 and 2008 results, while requiring four years of continuous service to receive the earned award. The 2007 ELTIP was designed to foster the following goals:

(a) focus the senior executive team upon achieving superior operating performance;

(b) supplement the equity awards currently held by the members of the senior executive team; and

(c) ensure stability of the senior executive team by providing a multi-year retention incentive.

The following financial metrics were required to have been met or exceeded for a participant to earn all, any portion of, or more than his target award, subject to the other provisions of the 2007 ELTIP:

1.	The compound annual growth rate (“CAGR”) of our U.S. GAAP net sales for 2007 and 2008 (performance period), as compared to our U.S. GAAP net sales for 2006, must have been at least 12%; and

2.	Our U.S. GAAP diluted earnings per share (“GAAP EPS”) during the performance period, excluding compensation expense attributable to this Plan, must have been at least $2.55 per share.

Our net sales CAGR over the performance period was 10% and our diluted GAAP EPS was $2.42, both below the minimum required to earn an award under the 2007 ELTIP. Had management met or exceeded the minimum level of GAAP net sales and diluted GAAP EPS required to earn an award the total bonus pool would have been fixed between $2 million and $12 million. The ranges of individual awards for the Named Executives were the following:

	Plan Based Awards Estimated Future Payments
	Threshold	Individual Target Award	Maximum
Named Executive Officer	($)	($)	($)

Mr. Arling	750,000	1,500,000	4,500,000
Mr. Hackworth	290,000	580,000	1,740,000
Mr. Bennett	400,000	800,000	2,400,000
Mr. Kopaskie	400,000	800,000	2,400,000
Mr. Firehammer	160,000	320,000	960,000

Further information regarding our 2007 ELTIP may be found in our 2008 Proxy Statement.

During the first quarter of 2009, after reviewing the global economic environment and our relative strong performance, the Compensation Committee concluded that a discretionary cash award was warranted notwithstanding the 2007 ELTIP results. The Compensation Committee concluded that the global economic recession was much to blame and that management performed very well under these circumstances. After considering our performance, alignment and retention objectives, the Compensation Committee believed a discretionary cash award was in the best interest of the company and our stockholders. The awards vest ratably over eight quarters beginning on March 31, 2009, and will continue each calendar quarter thereafter until paid in full. Further, by stretching these payments over two years, the Committee believed it accomplished its stated retention goal. The amounts awarded to each Named Executive Officer were the following:

Total Award
Named Executive Officer	($)

Mr. Arling	360,000
Mr. Hackworth	150,000
Mr. Bennett	170,000
Mr. Kopaskie	200,000
Mr. Firehammer	120,000

Total Target Long-Term Incentive Opportunity

2007-2009 Target Long-Term Incentive Opportunity

During January 2010, the compensation committee revisited the structure of our compensation arrangements. As part of this review, the committee examined a competitive assessment of our target long-term incentive (“LTI”) structure. The competitive assessment compared the average annual LTI opportunity over the prior three years of our Named Executives to the average annual LTI opportunity over the prior three years of comparable positions at the peer group companies.

A comparison of our Named Executive’s average annual LTI opportunity over the prior three years (2007-2009) compared to the 50th percentile of the average annual LTI opportunity over the prior three years (2007-2009) for comparable positions at the peer group companies is the following:

	Paul	Bryan	Paul	Mark	Rick
	Arling	Hackworth	Bennett	Kopaskie	Firehammer
(In thousands)	($)	($)	($)	($)	($)

Target Award Under 2007 ELTIP (not paid out)(1)	1,500	580	800	800	320
Grant Date FV of 2007-2009 Stock-Based Compensation	1,600	620	785	825	414

Total 2007-2009 Long-Term Incentive Opportunity	3,100	1,200	1,585	1,625	734

Named Executive Average Annual Long-Term Incentive Opportunity 2007-2009(2)	1,033	400	528	542	245
Peer Average Annual Long-Term Incentive Opportunity 2007-2009 — 50th Percentile(3)	817	302	367	367	257
Difference	26%	32%	44%	48%	(5)%

(1)	Although the 2007 ELTIP was a LTI opportunity, our results were below the minimum required to earn an award under the 2007 ELTIP and an award was not paid.

(2)	The average annual LTI opportunity of our Named Executives was calculated as the sum of the grant date fair value of stock-based compensation awards during 2007 through 2009 and the value of the ELTIP plan, had it paid out at the target level, divided by three years.

(3)	Peer Average Annual LTI Opportunity represents the sum of total direct compensation less total target cash compensation for each year over 2007-2009, divided by three years.

2010 Target Long-Term Incentive Opportunity

Subsequent to the 2010 stock-based compensation grants, a comparison of our Named Executive’s LTI opportunity for 2010 compared to the 50th percentile of the average annual LTI opportunity over the prior three years (2007-2009) for comparable positions at the peer group companies is the following:

	Paul	Bryan	Paul	Mark	Rick
	Arling	Hackworth	Bennett	Kopaskie	Firehammer
(In thousands)	($)	($)	($)	($)	($)

Grant Date FV of 2010 Stock Option Awards	424	180	190	200	140
Grant Date FV of 2010 Restricted Stock Awards	426	179	189	199	139

Named Executive Total 2010 Long-Term Incentive Opportunity	850	359	379	399	279
Peer Group Average Annual Long-Term Incentive Opportunity 2007-2009 — 50th Percentile(1)	817	302	367	367	257
Difference	4%	19%	3%	9%	9%

(1)	Consistent with the Towers Perrin compensation study, the Peer Average Annual LTI Opportunity represents the sum of total direct compensation less total target cash compensation for each year over 2007-2009, divided by three years.

Target Total Direct Compensation Opportunity

Total direct compensation (“TDC”) includes annual base salary, annual bonus incentive, and long-term incentive compensation. The Compensation Committee calculates the estimated future realizable value of TDC with the assistance of an independent compensation consultant (Towers Perrin). The estimated future realizable value of TDC is initially set to achieve the market percentile warranted by the Compensation Committee’s performance assessment. Ultimately, the Compensation Committee may in its sole discretion increase or reduce the amount of any participant’s TDC to reflect the Compensation Committee’s assessment of the participant’s performance.

2007-2009 Target Total Direct Compensation Opportunity

During January 2010, the compensation committee revisited the structure of our compensation arrangements. As part of this review, the committee examined a competitive assessment of our target TDC structure. The competitive assessment compared our Named Executive’s average annual target TDC opportunity over the prior three years to the average annual target TDC over the prior three years for comparable positions at the peer group companies. The average annual target TDC of our Named Executives was calculated as the sum of the following components:

1. 2009 base salary;

2. 2009 target annual cash bonus incentive opportunity; and

3.	annual average LTI opportunity 2007-2009 (as described above under “2007-2009 Target Long-Term Incentive Opportunity”).

A comparison of our Named Executive’s average annual target TDC opportunity over the prior three years (2007-2009) compared to the 50th percentile of the average annual target TDC opportunity over the prior three years (2007-2009) for comparable positions at the peer group companies is the following:

	Paul	Bryan	Paul	Mark	Rick
	Arling	Hackworth	Bennett(3)	Kopaskie	Firehammer
(In thousands)	($)	($)	($)	($)	($)

2009 Base Salary	510	250	371	310	250
2009 Target Annual Bonus Incentive Opportunity(1)	306	100	186	155	100
Average Annual Long-Term Incentive Opportunity 2007-2009(2)	1,033	400	528	542	245

Named Executive Total Target Direct Compensation	1,849	750	1,085	1,007	595
Peer Average Annual Long-Term Incentive Opportunity 2007-2009 — 50th Percentile	1,672	757	811	811	666
Difference	11%	(1)%	34%	24%	(11)%

(1)	In 2009, we achieved diluted GAAP EPS of $1.05, below the minimum diluted GAAP EPS required to obtain a payout as established by the Compensation Committee. As such, annual cash bonuses were not awarded for fiscal 2009.

(2)	The average annual LTI opportunity of our Named Executives was calculated as the sum of the grant date fair value of stock-based compensation awards during 2007 through 2009 and the value of the ELTIP plan, had it paid out at the target level, divided by three years. Although the 2007 ELTIP was a LTI opportunity, our results were below the minimum required to earn an award under the plan and an award was not paid.

(3)	Paul Bennett’s salary was converted to U.S. dollars using 1.484 USD/EUR, the exchange rate as of November 12, 2009 which is the date Towers Perrin compiled the compensation study.

2010 Target Total Direct Compensation Opportunity

Subsequent to the 2010 stock-based compensation grants and base salary increases, a comparison of our Named Executive’s target TDC opportunity for 2010 (the sum of 2010 base salary, 2010 target cash bonus and 2010 LTI opportunity) compared to the 50th percentile of the average annual target TDC opportunity over the prior three years (2007-2009) for comparable positions at the peer group companies is the following:

	Paul	Bryan	Paul	Mark	Rick
	Arling	Hackworth	Bennett(1)	Kopaskie	Firehammer
(In thousands)	($)	($)	($)	($)	($)

2010 Base Salary	510	280	371	310	270
2010 Target Annual Bonus Incentive Opportunity	383	154	223	202	149
2010 Long-Term Incentive Opportunity	850	359	379	399	279

2010 Target Total Direct Compensation Opportunity	1,743	793	973	911	698
Peer Group Total Direct Compensation 50th Percentile	1,672	757	811	811	666
Difference	4%	5%	20%	12%	5%

(1)	Paul Bennett’s salary was converted to U.S. dollars using 1.484 USD/EUR, the exchange rate as of November 12, 2009 which is the date Towers Perrin compiled the compensation study.

Other Compensation

All Other Compensation — We provide our executives (including the Named Executives) with other benefits, reflected in the “All Other Compensation” column in the “Summary Compensation Table” below, that we believe are reasonable, competitive and consistent with our overall executive compensation program. Other compensation includes premiums paid on life insurance policies and Company contributions to our defined contribution 401(k) plan, which is generally available to all employees. We also provide the associated tax gross-up on the premiums paid on behalf of the executive officers (including the Named Executives) for their life insurance policy. For 2007, Mr. Arling’s other compensation includes $200,000 related to his stay bonus (see the “Compensation Agreements” section below).

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a $1 million limit on the amount that a public Company may deduct for compensation paid to the Company’s CEO or any of our four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under the Code for “qualifying performance-based” compensation.

We may from time to time pay or award compensation to our executive officers that may not be deductible. Furthermore, because of the ambiguities and uncertainties as to the application and interpretation of the Code and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts in this area, that compensation intended by us to satisfy the requirements for deductibility under the Code does in fact do so. In 2007, $4.0 million of Mr. Arling’s compensation, of which $3.8 million related to stock option exercises, was not deductible under Section 162(m). In 2008, $0.1 million of Mr. Arling’s compensation related to stock option exercises was not deductible under Section 162(m). In 2009, $0.7 million of Mr. Arling’s compensation related to stock option exercises was not deductible under Section 162(m). Deductible compensation for the other four Named Executives for 2007, 2008 and 2009 was not limited. The Compensation Committee does not believe that the Code will limit the deductibility of compensation expected to be paid by the Company during 2010 to the other four Named Executives, however, in the event Mr. Arling receives compensation related to stock option exercises during 2010, some of his compensation may not be deductible under Section 162(m).

Potential Impact on Compensation from Executive Misconduct

If the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board will take action to remedy the misconduct, prevent its recurrence, and impose discipline on the wrongdoer as appropriate. Discipline may vary depending on the facts and circumstances, and may include, without limit, (i) termination of employment, (ii) initiating an action for breach of fiduciary duty, and (iii) if the misconduct resulted in a significant restatement of the Company’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Compensation Agreements

Paul D. Arling.  On April 23, 2003, the Company and Mr. Arling entered into an employment agreement with a three-year term that, unless terminated by either party in accordance with the terms of the agreement, automatically renews for successive one-year terms. In October 2005, the parties agreed to extend the expiration date of this employment agreement to April 30, 2009, and amended the agreement by providing Mr. Arling a stay bonus. The stay bonus of $200,000 was paid to Mr. Arling on December 15, 2007. This agreement, and amendments, did not modify the $200,000 non-recourse interest-bearing secured loan provided to Mr. Arling by an earlier agreement. The loan was used by Mr. Arling for the acquisition of his primary residence in Southern California. The loan bore interest at the rate of 5.28% per annum, which was payable annually to us on each December 15th. The loan was secured by Mr. Arling’s primary residence located in Southern California. As part of the earlier agreement, Mr. Arling received grossed-up payments to assist him in the payment of interest on the loan and the taxes resulting from these payments. Mr. Arling paid the entire principal balance on December 15, 2007 and the Company has since released the security on his primary residence. In February 2008, the parties agreed to extend the expiration date of this employment agreement, as amended, to April 30, 2011.

This agreement requires that, during its term, Mr. Arling must (i) devote his full working time and energy to us, (ii) refrain from disclosing and/or using any of our trade secrets and proprietary information, and (iii) during the term of the agreement and for a period of two years thereafter, refrain from soliciting certain of our large customers or any key employees. The agreement also provides Mr. Arling the opportunity to receive increases (but not decreases) in his annual salary as determined and set by the Compensation Committee in accordance with plans and policies established by that committee.

If, during the term of the agreement, Mr. Arling should resign for “good reason” (as defined in the agreement), Mr. Arling will receive salary, bonus, other incentive compensation and perquisites, and may continue to participate in our benefit plans, for an eighteen-month period following such resignation or twenty-four months if such resignation is due to a “Change in Control,” as defined in the agreement (see “Potential Payments upon Termination or Change in Control” below).

Paul J.M. Bennett.  On June 16, 1996, our subsidiary, Universal Electronics B.V., entered into an employment agreement with Mr. Bennett. We believe that the agreement contains terms and provisions that are typical of these types of agreements in the Netherlands. Mr. Bennett’s compensation is split among the various Universal Electronics B.V. subsidiaries for which Mr. Bennett devotes his time. Mr. Bennett has also received a salary continuation agreement from us (see “Salary Continuation Agreements” below).

Salary Continuation Agreements — Messrs. Hackworth, Bennett, Kopaskie and Firehammer and certain other officers have salary continuation agreements (“SCA”). Each SCA takes effect upon the occurrence of a “Change in Control”. When effective, each SCA operates as an employment agreement providing for a term of employment with us for a period ranging from twelve to eighteen months (twenty-four to thirty-six months in the event of a hostile acquisition). In addition, each SCA provides that the executive or other officer receive increases in salary and bonuses during the term of the SCA in accordance with our standard policies and practices; however, in no event would this base salary and bonus be less than the base salary and bonus the executive or other officer received in the year immediately preceding the effective date of the SCA. Furthermore, each SCA provides that the executive or other officer be entitled to receive stock option grants and to otherwise participate in our incentive compensation and benefits plans and other customary benefit programs in effect from time to time, but in no event would such participation be less than that provided to the executive or other officer immediately prior to the effective date of the SCA.

Under each SCA, if we terminate the executive or other officer’s employment for reasons other than the executive or other officer’s death or disability or “for cause” (as defined in each SCA) or if the executive or other officer resigns for “good reason” (as defined in each SCA which includes resignation in connection with a “Change in Control”), the executive or other officer would receive, in one lump sum, an amount equal to salary, bonus and other incentive compensation. In addition, the executive or other officer may continue all health, disability and life insurance benefits. Included in other incentive compensation is the cash value of all stock-based compensation held by the executive or other officer including any unvested stock-based compensation which, under the terms of the stock-based compensation agreements, would become fully vested on the date of the executive or other officer’s termination or resignation. The executive or officer would be eligible for these benefits under the SCA for periods ranging from twelve to eighteen months (twenty-four to thirty-six months in the event of a hostile acquisition) following such termination or resignation.

Potential Payments upon Termination or Change in Control

Severance Plan for Executive Officers

Except for the severance benefits provided to Mr. Arling as part of his employment agreement, we do not have a written severance benefits program for our Named Executives. However, in the past we have provided severance packages to certain executives and in the future we will continue to provide such benefits if we determine they are in the best interest of the Company and our stockholders.

Definitions of Termination Scenarios

“For Cause” Termination — Generally speaking, “cause” is defined as (i) the willful and continued failure by the executive to substantially perform his or her duties after a demand for substantial performance is delivered by the Company which specifically identifies the manner in which it is believed that the executive has not substantially performed their duties; (ii) the willful engaging by the executive in gross misconduct materially and demonstratably injurious to the property or business of the Company; or (iii) the executive’s commission of fraud, misappropriation or a felony.

“Constructive Termination” — In general, “constructive termination” occurs on that date on which the executive resigns from employment with the Company, if such resignation occurs within eighteen months after the occurrence of (i) the failure of the executive to be elected or re-elected or appointed or reappointed to such office that the executive holds (other than as a result of a termination for “cause”) if the executive is an officer of the Company and the office which the executive holds is one to which they are elected according to the Company’s By-laws; (ii) a change in the executive’s functions, duties, or responsibilities such that the executive’s position with the Company becomes substantially less in responsibility, importance, or scope; or (iii) a “Change in Control”.

“Change in Control” — A “Change in Control” occurs when (i) anyone acquires 20% or more of the total voting power of the outstanding securities of the Company which are entitled to vote in the election of directors; (ii) a majority of our directors is replaced, other than by those approved by existing directors; (iii) a merger occurs where the voting stock of the Company outstanding immediately prior to the merger does not continue to represent at least 80% of the total voting power immediately after the merger; or (iv) the Company is dissolved or liquidated.

“Good Reason” — For Mr. Arling, a termination for “good reason” is defined in his employment agreement and includes an executive’s resignation as a result of one of the following:

•	the attempted discontinuance or reduction in the executive’s “base cash salary”;

•	the attempted discontinuance or reduction in an executive’s bonuses and/or incentive compensation award opportunities under plans or programs applicable to them, unless the discontinuance or reduction is a result of the Company’s policy applied equally to all executive employees of the Company;

•	the attempted discontinuance or reduction in the executive’s stock option and/or stock award opportunities under plans or programs applicable to him, unless the discontinuance or reduction is a result of the Company’s policy applied equally to all executive employees of the Company;

•	the attempted discontinuance or reduction in an executive’s perquisites from those historically provided during the executive’s tenure with the Company and generally applicable to executive employees of the Company;

•	the relocation of the executive to an office (other than the Company’s headquarters) located more than fifty miles from his current office location;

•	the significant reduction in the executive’s responsibilities and status within the Company or a change in his title(s) or position(s);

•	the attempted discontinuance of the executive’s participation in any benefit plans maintained by the Company unless the plans are discontinued by reason of law or loss of tax deductibility to the Company with respect to the contributions to or payments under the plans, or are discontinued as a matter of the Company’s policy applied equally to all participants;

•	the attempted reduction of the Executive’s paid vacation to less than that provided in his agreement;

•	the failure by the Company to obtain an assumption of Company’s obligations under the executive’s agreement by any assignee of or successor to the Company, regardless of whether the entity becomes a successor to the Company as a result of merger, consolidation, sale of assets of the Company or other form of reorganization; or

•	the occurrence of a “Change in Control”.

For the Other Named Executives, the term “Good Reason” is defined in the SCA’s as (i) a significant change in the nature or scope or the location for the exercise or performance of the Executive’s authority or duties from those referred to in the SCA, a reduction in total compensation, compensation plans, benefits or perquisites from those provided in the SCA, or the breach by the Corporation of any other provision of the SCA; or (ii) a reasonable determination by the Executive that, as a result of a Change in Control and a change in circumstances thereafter significantly affecting the Executive’s position, the Executive is unable to exercise the authorities, power, function or duties attached to the Executive’s position and contemplated by the SCA.

Stock Option and RSA Acceleration

Acceleration upon termination without cause or due to constructive termination — In the event that an executive’s employment with the Company is terminated without cause or in the event of constructive termination, the executive will become immediately fully vested in his or her equity incentive compensation grants, to the extent not previously vested.

Tax Gross-Up

In the event it is determined that any compensation payment or distribution as the result of a change in control would be subject to the excise tax imposed by section 4999 of the tax code, or any interest or penalties with respect to the excise tax (together the “excise tax”), the Company will pay to the participant an additional payment (a “gross-up payment”) in an amount such that after payment by the participant of all taxes, including any excise tax imposed on any gross-up payment, the participant retains an amount of the gross-up payment equal to the excise tax imposed upon the Payment.

The amounts in the following table assume that the Named Executives terminated employment effective December 31, 2009. The closing price of UEIC common stock was $23.22 on that date. These amounts are in addition to benefits generally available to U.S. employees upon termination of employment, such as distributions from our 401(k) Plan, the payment of accrued vacation, and payments, if any, provided as additional severance.

						Aggregate	Aggregate	Aggregate	Aggregate
						Value of	Value of	Value of	Value of
						Vested	Unvested	Vested	Unvested	Tax
						Stock	Stock	Restricted	Restricted	Gross-
(In thousands)		Total	Salary	Bonus	Other	Options	Options	Stock	Stock	Up
Name	Termination Scenario	($)	($)	($)	($)	($)	($)	($)	($)	($)

Paul Arling	Without Cause	5,608	765	—	43	3,396	395	75	934	—
	Good Reason	5,608	765	—	43	3,396	395	75	934	—
	Change in Control	6,078	1,021	—	57	3,396	395	75	934	200
	Hostile Acquisition	6,078	1,021	—	57	3,396	395	75	934	200
Bryan Hackworth	Without Cause	793	—	—	—	209	152	29	403	—
	Good Reason	793	—	—	—	209	152	29	403	—
	Change in Control	1,055	250	—	12	209	152	29	403	—
	Hostile Acquisition	1,317	500	—	24	209	152	29	403	—
Paul Bennett	Without Cause	1,428	—	—	—	690	211	34	493	—
	Good Reason	1,428	—	—	—	690	211	34	493	—
	Change in Control	2,036	523	—	85	690	211	34	493	—
	Hostile Acquisition	2,645	1,046	—	171	690	211	34	493	—
Mark Kopaskie	Without Cause	956	—	—	—	164	249	37	506	—
	Good Reason	956	—	—	—	164	249	37	506	—
	Change in Control	1,451	465	—	30	164	249	37	506	—
	Hostile Acquisition	1,946	930	—	60	164	249	37	506	—
Rick Firehammer	Without Cause	423	—	—	—	19	84	23	297	—
	Good Reason	423	—	—	—	19	84	23	297	—
	Change in Control	826	375	—	28	19	84	23	297	—
	Hostile Acquisition	1,230	750	—	57	19	84	23	297	—

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis should be included in our Annual Report on Form 10-K for 2009 and in our 2010 proxy statement. This report is provided by the following independent directors, who comprise the committee:

J.C. Sparkman (Chairman)
Satjiv S. Chahil
Gregory P. Stapleton

Assessment of Risk Related to Compensation Programs

Based on the Company’s recent assessment, the Company has determined that none of its compensation policies and practices are reasonably likely to have a material adverse effect on the Company. To conduct this assessment, the Company completed an inventory of its executive and non-executive compensation programs globally, with particular emphasis on incentive compensation plans or programs. Based on this inventory, the Company evaluated the primary components of its compensation plans and practices to identify whether those components, either alone or in combination, properly balanced compensation opportunities and risk. The Company believes that the Company’s overall cash versus equity pay mix, balance of shorter-term versus longer-term performance focus and “clawback” policy all work together to provide its employees and executives with incentives to deliver outstanding performance to build long-term stockholder value, while taking only necessary and prudent risks. In this regard, the Company’s strong ethics and its corporate compliance systems, which are overseen by the Audit Committee, further mitigate against excessive or inappropriate risk taking. The Compensation Committee, with assistance from its independent compensation consultant, Towers Perrin, reviewed the Company’s executive compensation policies and practices. Based on their consideration of these assessments, the Committee concurred with the Company’s determination.

Summary Compensation Table

				Stock	Option	All Other
	Year	Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Total
Name and Principal Position	($)	($)	($)	($)	($)	($)	($)

Paul D. Arling,	2009	510,300	—	547,000	502,540	28,640	1,588,480
Chairman of the Board and Chief	2008	510,300	360,000	549,990	—	25,945	1,446,235
Executive Officer	2007	510,300	—	—	—	238,715	749,015
Bryan M. Hackworth,	2009	250,000	—	245,870	193,950	12,110	701,930
Chief Financial Officer and Senior	2008	239,880	150,000	180,010	—	9,410	579,300
Vice President	2007	210,000	—	—	—	11,608	221,608
Paul J.M. Bennett(5),	2009	348,500	—	306,620	268,210	56,840	980,170
Executive Vice President and	2008	358,710	170,000	210,010	—	64,240	802,960
Managing Director, Europe	2007	328,920	—	—	—	48,843	377,763
Mark S. Kopaskie,	2009	310,000	—	306,620	268,210	20,015	904,845
Executive Vice President and	2008	300,650	200,000	249,990	—	14,565	765,205
General Manager, U.S.	2007	270,400	—	—	—	16,644	287,044
Richard A. Firehammer Jr.,	2009	250,000	—	177,000	107,430	18,930	553,360
Senior Vice President and General	2008	239,980	120,000	130,010	—	18,430	508,420
Counsel	2007	235,000	—	—	—	18,431	253,431

(1)	The total cash awarded to named executives in 2008 was $1 million. This amount relates to our performance in 2008 and 2007 and vests ratably over eight quarters beginning on March 31, 2009 and continues each calendar quarter thereafter until paid in full. No bonuses were earned in 2009 or 2007. For further information about this award refer to the “Executive Long-Term Incentive Plan” section above.

(2)	This column represents the total grant date fair value of restricted stock awards granted during 2009 and 2008. No restricted stock awards were granted to Named Executives in 2007. For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 15 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC.

(3)	This column represents the total grant date fair value of stock options granted during 2009. No stock options were granted to Named Executives in 2008 or 2007. For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 15 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC.

(4)	See the “All Other Compensation Table” below for additional information.

(5)	Mr. Bennett’s salary and other compensation is paid in Euros and was converted into U.S. dollars using the average rate of 1.394 USD, 1.464 USD, and 1.371 USD for 2009, 2008 and 2007, respectively.

All Other Compensation Table

The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

				Interest on		Contributions
			Premiums	Secured		to Defined			Total All
		Stay	for Life	Note	Tax	Contribution	Leased	Other	Other
Name of		Bonus(1)	Insurance(2)	Receivable(3)	Payments(4)	Plan	Vehicle	Benefits	Compensation
Executive	Year	($)	($)	($)	($)	($)	($)	($)	($)

Mr. Arling	2009	—	13,774	—	6,616	8,250	—	—	28,640
	2008	—	13,774	—	6,618	5,553	—	—	25,945
	2007	200,000	13,774	10,120	7,071	7,750	—	—	238,715
Mr. Hackworth	2009	—	2,606	—	1,254	8,250	—	—	12,110
	2008	—	2,606	—	1,251	5,553	—	—	9,410
	2007	—	2,606	—	1,252	7,750	—	—	11,608
Mr. Bennett(5)	2009	—	—	—	—	13,283	38,569	4,988	56,840
	2008	—	—	—	—	20,264	40,392	3,584	64,240
	2007	—	—	—	—	13,059	32,426	3,358	48,843
Mr. Kopaskie	2009	—	6,088	—	2,927	11,000	—	—	20,015
	2008	—	6,088	—	2,924	5,553	—	—	14,565
	2007	—	6,008	—	2,886	7,750	—	—	16,644
Mr. Firehammer	2009	—	7,215	—	3,465	8,250	—	—	18,930
	2008	—	7,215	—	3,465	7,750	—	—	18,430
	2007	—	7,215	—	3,466	7,750	—	—	18,431

(1)	Mr. Arling earned a stay bonus of $200,000 on December 15, 2007, as a part of his “Employment Agreement” with Universal. For further discussion of this agreement refer to the “Compensation Discussion and Analysis- Compensation Agreements” section in our 2009 Proxy Statement. The stay bonus was paid in full in 2007.

(2)	This column represents taxable payments made for life insurance premiums for the Named Executives. As of December 31, 2009, 2008 and 2007, the aggregate face value of the insurance policies for the Named Executives was $3,625,000.

(3)	This column represents amounts reimbursed to Mr. Arling for the payment of interest and taxes he paid for the secured note receivable. Refer to “Compensation Discussion and Analysis-Compensation Agreements” section in our 2009 Proxy Statement for further discussion regarding the terms of this note.

(4)	This column represents taxes reimbursed to the Named Executives resulting from the premiums we paid on their life insurance policies mentioned in note 2 above.

(5)	Mr. Bennett’s compensation is paid in Euros and was converted into U.S. dollars using the average rate of 1.394 USD, 1.464 USD, and 1.371 USD for 2009, 2008 and 2007, respectively.

Grants of Plan-Based Awards in Fiscal 2009

The following table provides information about restricted stock awards and stock options granted to our Named Executives during 2009.

			All Other	All Other	Option
			Stock Awards:	Option Awards:	Exercise		Grant Date
			Number of	Number of	or Base	Closing Market	Fair Value of
			Shares of	Securities	Price of	Price on	Stock and
	Stock		Stock or	Underlying	Option	Option	Option
	Incentive		Units	Options	Awards(2)	Grant Date	Awards
Name of Executive	Plan	Grant Date(1)	(#)	(#)	($/Share)	($/Share)	($)

Mr. Arling	2006	2/12/2009	25,021				300,000
	2006	3/10/2009	15,200				247,000
	1999A	3/10/2009		3,788	16.25	16.80	27,312
	2002	3/10/2009		2,996	16.25	16.80	21,602
	2003	3/10/2009		1,084	16.25	16.80	7,816
	2006	3/10/2009		61,832	16.25	16.80	445,810
Mr. Hackworth	2006	2/12/2009	12,510				149,995
	2006	3/10/2009	5,900				95,875
	2006	3/10/2009		26,900	16.25	16.80	193,950
Mr. Bennett	2006	2/12/2009	14,595				174,995
	2006	3/10/2009	8,100				131,625
	2006	3/10/2009		37,200	16.25	16.80	268,210
Mr. Kopaskie	2006	2/12/2009	14,595				174,995
	2006	3/10/2009	8,100				131,625
	2006	3/10/2009		37,200	16.25	16.80	268,210
Mr. Firehammer	2006	2/12/2009	10,425				125,000
	2006	3/10/2009	3,200				52,000
	2006	3/10/2009		14,900	16.25	16.80	107,430

(1)	The restricted stock awards granted on February 12, 2009 are subject to a 3-year vesting period with 5% of the grant vesting each quarter during years 1 and 2 and 15% each quarter in year 3. The restricted stock awards and stock options granted on March 10, 2009 are subject to a 4-year vesting period with 6.25% of each grant vesting each quarter.

(2)	The option exercise price is based upon the average of the high and low trades on the grant date.

Outstanding Equity Awards at Fiscal 2009 Year-End

The following table provides information on the stock options and restricted stock awards held by the Named Executives at December 31, 2009:

	Option Awards					Stock Awards
						Number of
	Number of	Number of				Shares or	Market Value
	Securities	Securities				Units of	of Shares or
	Underlying	Underlying		Option		Stock That	Units of
	Unexercised	Unexercised		Exercise	Option	Have Not	Stock That Have
	Options (#)	Options (#)		Price(2)	Expiration	Vested(4)	Not Vested(5)
Name of Executive	Exercisable	Unexercisable(1)		($)	Date(3)	(#)	($)

Mr. Arling	80,000	—		20.188	8/24/2010	6,339	147,192
	80,000	—		15.98	2/5/2012	1,517	35,225
	80,000	—		8.45	11/12/2012	20,017	464,795
	80,000	—		12.58	3/24/2014	12,350	286,767
	80,000	—		17.585	1/21/2015
	13,067	56,633	*	16.25	3/10/2019
Mr. Hackworth	15,000	—		15.76	6/28/2014	2,536	58,886
	11,000	—		17.585	1/21/2015	10,008	232,386
	5,043	21,857	*	16.25	3/10/2019	4,793	111,293
Mr. Bennett	10,000	—		20.188	8/24/2010	2,956	68,638
	10,000	—		15.98	2/5/2012	11,676	271,117
	40,000	—		12.58	3/24/2014	6,582	152,834
	20,000	—		17.585	1/21/2015
	6,975	30,225	*	16.25	3/10/2019
Mr. Kopaskie	22,500	7,500		18.07	9/1/2016	3,520	81,734
	6,975	30,225	*	16.25	3/10/2019	11,676	271,117
						6,582	152,834
Mr. Firehammer	2,793	12,107	*	16.25	3/10/2019	1,831	42,516
						8,340	193,655
						2,600	60,372

(1)	Stock options generally vest at the rate of 25% per year with full vesting on the fourth anniversary of the date of grant. The stock options marked with a (*) vest at a rate of 6.25% per quarter with full vesting on the fourth anniversary of the date of grant.

(2)	The option exercise prices are based upon the average of the high and low trades on the grant dates.

(3)	Stock options granted by us have a ten-year term.

(4)	The unvested restricted stock awards will vest as follows:

•	Mr. Arling: 16,660 shares during 2010, 18,813 shares during 2011, 3,800 shares during 2012, and 950 shares during 2013.

•	Mr. Hackworth: 6,513 shares during 2010, 8,981 shares during 2011, 1,475 shares during 2012, and 368 shares during 2013.

•	Mr. Bennett: 7,900 shares during 2010, 10,782 shares during 2011, 2,025 shares during 2012, and 507 shares during 2013.

•	Mr. Kopaskie: 8,464 shares during 2010, 10,782 shares during 2011, 2,025 shares during 2012, and 507 shares during 2013.

•	Mr. Firehammer: 4,716 shares during 2010, 7,055 shares during 2011, 800 shares during 2012, and 200 shares during 2013.

Please see “Compensation Discussion and Analysis” under the heading Stock-Based Compensation for further information related to our restricted stock awards.

(5)	The market value of unvested restricted stock awards is calculated based on the $23.22 closing price of UEIC common stock on December 31, 2009.

Option Exercises and Stock Vested

The following table provides information about options exercised and stock vested for the Named Executives during the year ended December 31, 2009:

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise(1)	on Vesting	on Vesting(2)
Name of Executive	(#)	($)	(#)	($)

Mr. Arling	110,000	1,014,029	15,714	324,705
Mr. Hackworth	—	—	6,145	126,969
Mr. Bennett	40,000	405,580	7,397	152,951
Mr. Kopaskie	—	—	7,959	164,499
Mr. Firehammer	5,000	10,918	4,517	93,207

(1)	Represents the amounts realized based upon the difference between the market price of UEIC stock on the date of exercise and the exercise price.

(2)	Represents the amounts realized based on the fair market value of UEIC stock on the vesting date, which is defined as the average of the high and low trades on that date.

RELATED PERSONS TRANSACTIONS

Review and Approval of Related Person Transactions

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The legal staff is primarily responsible for developing and implementing processes and controls to obtain information from the directors and executive officers with respect to related person transactions and then determine, based on facts and circumstances, whether the Company or related person has a direct or indirect material interest in the transaction. As required by SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the proxy statement. There were no related party transactions during 2009.

Stock Ownership by Directors, Executive Officers and Other Beneficial Owners

Our Common Stock is our only outstanding class of equity securities. Ownership as of April 1, 2010 of our Common Stock by each director/nominee, each of the Named Executives, and by all our directors and executive officers as a group, and any person we know to be the beneficial holder of more than five percent of our Common Stock, is as follows:

	Shares of
	Common Stock		% of Shares
	Beneficially Owned		Issued
	as of		as of
Name and Address(1)	April 1, 2010		April 1, 2010

Directors and Nominees
Paul D. Arling	478,118	(2)	3.39%
Satjiv S. Chahil	73,934	(3)	*
William C. Mulligan	68,622	(4)	*
J.C. Sparkman	66,619	(5)	*
Gregory P. Stapleton	18,759	(6)	*
Carl E. Vogel	2,083		*
Edward K. Zinser	30,521	(7)	*
Non-Director Named Executive Officers
Bryan M. Hackworth	40,236	(8)	*
Paul J. M. Bennett	137,378	(9)	1.00%
Mark S. Kopaskie	40,099	(10)	*
Richard A. Firehammer Jr.	4,521	(11)	*
All Directors and Named Executive Officers as a Group (11 persons)	960,890		6.69%
Beneficial Owners of More than 5% of the Outstanding Company Stock
Eagle Asset Management Inc.	2,130,468	(12)	15.55%
BlackRock Inc.	1,056,781	(13)	7.71%
Royce & Associates, LLC.	749,613	(14)	5.47%

*	Less than one percent.

(1)	The address for each Director/Nominee and each Non-Director Named Executive Officer listed in this table is c/o Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630. To the knowledge of the Company, each stockholder named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that stockholder unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable.

(2)	Includes 417,425 subject to options exercisable within 60 days. Also includes 1,000 shares held by Mr. Arling’s wife as to which Mr. Arling disclaims beneficial ownership.

(3)	Includes 13,333 shares subject to options exercisable within 60 days.

(4)	Includes 38,590 shares subject to options exercisable within 60 days.

(5)	Includes 13,333 shares subject to options exercisable within 60 days.

(6)	Includes 13,333 shares subject to options exercisable within 60 days.

(7)	Includes 13,333 shares subject to options exercisable within 60 days.

(8)	Includes 32,725 shares subject to options exercisable within 60 days.

(9)	Includes 89,300 shares subject to options exercisable within 60 days.

(10)	Includes 31,800 shares subject to options exercisable within 60 days.

(11)	Includes 3,725 shares subject to options exercisable within 60 days.

(12)	As reported on Schedule 13G/A as filed on January 26, 2010 with the Securities and Exchange Commission by Eagle Asset Management, Inc., an investment advisor company, with its principal business office at 880 Carillon Parkway, St. Petersburg, FL 33716.

(13)	As reported on Schedule 13G as filed on January 29, 2010 with the Securities and Exchange Commission by BlackRock, Inc., an investment advisor company, with its principal business office at 40 East 52nd Street, New York, NY 10022.

(14)	As reported on Schedule 13G/A as filed on January 26, 2010 with the Securities and Exchange Commission by Royce & Associates, LLC, an investment advisor company, with its principal business office at 745 Fifth Avenue, New York, NY 10151.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Did all directors and executive officers comply with Section 16(a) reporting requirements?

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires any person who is a director or officer of Universal, or the beneficial owner of more than ten percent of any class of our registered class equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the NASDAQ Stock Market. Such persons are further required to furnish us with copies of all such forms they file. Based solely on our review of the copies of such forms filed, we have determined that all of the documents required to be filed pursuant to Section 16(a) have been filed, except that each of Messrs. Arling and Bennett were late filing two Forms 4 in 2009 reporting transactions involving restricted stock issuances due to lack of staffing. In addition, each of Messrs. Chahil, Firehammer, Hackworth, and Kopaskie were each late filing one Form 4 in 2009 reporting transactions involving restricted stock issuances also due to lack of staffing. We continue to take steps necessary to ensure the timely filing of all such reports by providing each reporting person clear information with respect to the Section 16(a) reporting requirements.

Stockholder Proposals

How may stockholders make proposals or director nominations for the 2011 annual meeting?

If a stockholder desires to have a proposal included in our proxy statement and form of proxy for the 2011 Annual Meeting of Stockholders, the proposal must conform to the requirements of Exchange Act Rule 14a-8 and other applicable proxy rules and interpretations of the Commission concerning the submission and content of proposals, must be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary, Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630 and must be received no later than the close of business on December 30, 2010. Any such notice shall set forth: (a) the name and address of the stockholder and the text of the proposal to be introduced; (b) the number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the date of such notice; and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. In order for a stockholder’s proposal outside the processes of Rule 14a-8 to be considered timely within the meaning of Exchange Act Rule 14a-4(c)(2), the proposal must be received by us at the same address no later than March 18, 2011.

In order for the Corporate Governance and Nominating Committee to consider any stockholder recommendation for director nominations at this Annual Meeting of Stockholders, the recommendation must have been received by the Company by the close of business on December 31, 2009 and must have complied with the requirements of, and be accompanied by all the information required by, the Securities and Exchange Commission’s proxy rules and Article IV of our Amended and Restated By-laws (Article IV is included with this Proxy Statement as Appendix A). We received no stockholder recommendations for director nominations for this Annual Meeting of Stockholders.

Proxy holders will use their discretion in voting proxies with respect to any stockholder proposal properly presented from the floor and not included in the Proxy Statement for the 2011 Annual Meeting, unless we have notice of the proposal and receive specific voting instructions with respect thereto by March 18, 2011.

Proxy Solicitation Costs and Potential Savings

Who pays for the proxy solicitation costs?

We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional materials furnished to stockholders. Copies of proxy solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation materials to such beneficial owners. One or more of telephone, email, telegram, facsimile or personal solicitation by our directors, officers or regular employees may supplement solicitation of proxies by mail. No additional compensation will be paid for such services. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners.

What is “householding” of proxy materials, and can it save the company money?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for registered stockholders, a number of brokerage firms have instituted householding for shares held in “street name,” delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement, please notify us by calling (714) 820-1000 or by sending a written request to our secretary at Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630, and we will promptly deliver a separate copy of our annual report and proxy statement. If you are receiving multiple copies of the annual report and proxy statement and wish to receive only one, please notify your broker.

Annual Report on Form 10-K

How will I receive the annual report?

We have mailed the annual report together with the notice of our annual meeting, this proxy statement and your proxy card. We will provide to any stockholder a copy of our 2009 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, with or without exhibits, upon written request to Investor Relations, Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630. A charge equal to the reproduction cost will be made if exhibits are requested. Our annual report and this proxy statement are also available online at www.edocumentreview.com/ueic and on our website at www.uei.com under the heading “About Us” then “Investor”.

Other Business

Will there be any other business conducted at the annual meeting?

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to in this proxy statement. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Appendix A

UNIVERSAL ELECTRONICS INC.
BY-LAWS, ARTICLE IV

STOCKHOLDER NOMINATION OF DIRECTOR CANDIDATES

Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of stockholders, one hundred twenty (120) days in advance of the date of the Proxy Statement released to stockholders in connection with the previous year’s annual meeting of stockholders, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, a reasonable time in advance of the meeting. For purposes of this Section, a “reasonable time in advance of the meeting” is at least fifteen (15) days before the date that the Proxy Statement in connection with such meeting is to be mailed to the stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person and persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or at the meeting to nominate the by proxy person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a Proxy Statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. The presiding officer at the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

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Appendix B

AUDIT COMMITTEE REPORT

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors and while management has the primary responsibility for the financial statements and the reporting process, our independent registered public accountants are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles, in all material respects.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management and the independent registered public accountants our audited financial statements for the year ended December 31, 2009.

2.	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

3.	The Audit Committee has received from the independent registered public accounting firm the written disclosures regarding the independent registered public accounting firm’s independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm its independence.

4.	The Audit Committee has considered whether the independent registered public accountants’ provision of non-audit services provided to us, if any, is compatible with the registered public accountants’ independence.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that our financial statements for the year ended December 31, 2009 as presented to the Audit Committee, be included in our Annual Report on Form 10-K for the year ended December 31, 2009 to be filed with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated there under.

Audit Committee of the Board of Directors

Edward K. Zinser — Chairman
William C. Mulligan
Carl E. Vogel

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Appendix C

UNIVERSAL ELECTRONICS INC.
2010 STOCK INCENTIVE PLAN

EFFECTIVE JUNE 15, 2010

UNIVERSAL ELECTRONICS INC.
2010 STOCK INCENTIVE PLAN

SECTION 1. GENERAL PURPOSE OF PLAN; DEFINITIONS.

The name of this Plan is the Universal Electronics Inc. 2010 Stock Incentive Plan (the “Plan”). The purpose of this Plan is to enable the Corporation (as hereinafter defined) and its Subsidiaries (as hereinafter defined) to obtain and retain competent personnel who will contribute to the Corporation’s success by their ability, ingenuity and industry and to provide incentives to the participating directors, officers and other employees which are related to increases in stockholder value and will therefore inure to the benefit of all stockholders of the Corporation.

For purposes of this Plan, the following terms shall be defined as set forth below:

(a) “Award” means any grant under this Plan in the form of Stock Options, Stock Appreciation Rights, Performance Stock Units, Restricted Stock Units or any combination of the foregoing.

(b) “Board” means the Board of Directors of the Corporation.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(d) “Committee” means the Compensation Committee or any other committee that the Board may subsequently appoint to administer this Plan. The Committee shall be composed entirely of directors who meet the qualifications referred to in Section 2 of this Plan.

(e) “Corporation” means Universal Electronics Inc., a corporation incorporated under the laws of the State of Delaware (or any successor corporation), including, where applicable, any and all of its subsidiaries or related entities.

(f) “Disability” means an event of illness or other incapacity of Optionee resulting in Optionee’s failure or inability to discharge Optionee’s duties as a director (a “Director”) or employee of the Corporation, any Subsidiary or any Related Entity for ninety (90) or more days during any period of 120 consecutive days.

(g) “Eligible Employee” means an employee of the Corporation, any Subsidiary or any Related Entity as described in Section 4 of this Plan.

(h) “Fair Market Value” means, as of any given date, with respect to any Awards granted hereunder, the mean of the high and low trading price of the Stock on such date as reported on The Nasdaq Stock Market or if the Stock is not then traded on The Nasdaq Stock Market, on such other national securities exchange on which the Stock is admitted to trade or, if none, on the National Association of Securities Dealers Automated Quotation System if the Stock is admitted for quotation thereon; provided, however, that if any such system, exchange or quotation system is closed on any day on which Fair Market Value is to be determined, Fair Market Value shall be determined as of the first day immediately proceeding such day on which such system, exchange or quotation system was open for trading; provided, further, that in all other circumstances, “Fair Market Value” means the value determined based upon an appraisal that meets the requirements of Section 401(a)(28)(c) of the Code as of a date that is no more than twelve (12) months before the date as of which Fair Market Value is required to be determined under this Plan or any Award .

(i) “Incentive Stock Option” means any Stock Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(j) “Non-Employee Director” shall have the meaning set forth in Rule 16b-3 (“Rule 16b-3”), as promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), or any successor definition adopted by the Securities and Exchange Commission.

(k) “Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(l) “Optionee” means a Participant granted a Stock Option pursuant to Section 5 of this Plan which remains outstanding.

(m) “Participant” means any Director or Eligible Employee selected by the Committee, pursuant to the Committee’s authority in Section 2 of this Plan, to receive Awards.

(n) “Performance Stock Unit” means the right to receive one share of Stock, the right to receive such number of shares of Stock as are equivalent to an award expressed in cash or the right to receive cash as set forth in an Award granted pursuant to Section 7 of this Plan.

(o) “Related Entity” means any corporation, joint venture or other entity, domestic or foreign, other than a Subsidiary, in which the Corporation owns, directly or indirectly, a substantial equity interest.

(p) “Restricted Stock Unit” means the right to receive one share of Stock as set forth in an Award granted pursuant to Section 7 of this Plan.

(q) “Retirement” means (i) retirement from active employment under a retirement plan of the Corporation, any Subsidiary or Related Entity or under an employment contract with any of them or (ii) termination of employment at or after age 55 under circumstances which the Committee, in its sole discretion, deems equivalent to retirement.

(r) “Separation from Service” means either: (i) the termination of a Participant’s employment with the Corporation and all affiliates or subsidiaries thereof due to death, retirement or other reasons or (ii) a permanent reduction in the level of bona fide services the Participant provides to the Corporation and all affiliates and subsidiaries thereof to an amount that is 20% or less of the average level of bona fide services the Participant provided to the Corporation and all affiliates or subsidiaries thereof in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treasury Regulation Section 1.409A-1(h)(1)(ii).

Solely for purposes of determining whether a Participant has a “Separation from Service,” a Participant’s employment relationship is treated as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed 6 months, or if longer, so long as the Participant’s right to reemployment with the Corporation or any affiliate or subsidiary thereof is provided either by statute or contract). If the Participant’s period of leave exceeds 6 months and the Participant’s right to reemployment is not provided either by statute or contract, the employment relationship is deemed to terminate on the first day immediately following such 6-month period. Whether a Termination of Employment has occurred will be determined based on all of the facts and circumstances and in accordance with the regulations issued by the U.S. Treasury Department pursuant to Section 409A of the Code.

In the case of a Non-Employee Director, Separation from Service means that such Director has ceased to be a member of the Board.

(s) “Specified Employee” means certain officers and highly compensated employees of the Corporation as defined in Treasury Regulation Section 1.409A-1(i). The identification date for determining whether any employee is a “Specified Employee” during any calendar year shall be the September 1st preceding the commencement of such calendar year.

(t) “Stock” means the common stock, par value $0.01 per share, of the Corporation.

(u) “Stock Appreciation Right” means the right pursuant to an Award granted under Section 6 of this Plan, (i) in the case of a Related Stock Appreciation Right (as defined in Section 6 of this Plan), to surrender to the Corporation all or a portion of the related Stock Option and receive an amount equal to the excess of the Fair Market Value of one share of Stock as of the date such Stock Option or portion thereof is surrendered over the option price per share specified in such Stock Option, multiplied by the number of shares of Stock in respect of which such Stock Option is being surrendered and (ii) in the case of a Freestanding Stock Appreciation Right (as defined in Section 6 of this Plan), receive an amount equal to the excess of the Fair Market Value of one share of Stock as of the date of exercise over the price per share specified in such Freestanding Stock Appreciation Right, multiplied by the number of shares of Stock in respect of which such Freestanding Stock Appreciation Right is being exercised.

(v) “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5 of this Plan.

(w) “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Corporation, if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(x) “Termination of Employment” means, in the context of an Award that is subject to the requirements of Section 409A of the Code, a “Separation from Service”. In the case of any other award, “Termination of Employment” or “termination of employment” will be given its natural meaning.

SECTION 2. ADMINISTRATION.

This Plan shall be administered by the Committee, composed solely of two or more directors who are Non-Employee Directors, who shall be appointed by the Board and who shall serve at the pleasure of the Board. In the event that a Committee has not been appointed or in the Board’s sole discretion, this Plan shall be administered by the Board which shall have all of the power and authority of the Committee set forth below. The Committee shall have the power and authority in its sole discretion to grant Awards pursuant to the terms and provisions of this Plan.

In particular, the Committee shall have the full authority, not inconsistent with this Plan:

(a) to select Participants;

(b) to determine whether and to what extent Awards are to be granted to Participants hereunder;

(c) to determine the number of shares of Stock to be covered by each such Award granted hereunder, but in no case shall such number be in the aggregate greater than that allowed under this Plan;

(d) to approve or ratify transactions by Participants involving acquisitions from the Corporation or dispositions to the Corporation of equity securities of the Corporation made pursuant to the terms of this Plan;

(e) to determine the terms and conditions of any Award granted hereunder (including, without limitation, (i) the restrictive periods applicable to Restricted Stock Unit Awards and (ii) the performance objectives and periods applicable to Performance Stock Unit Awards);

(f) to waive compliance by a Participant with any obligation to be performed by such Participant under any Award and to waive any term or condition of any such Award (provided, however, that no such waiver shall detrimentally affect the rights of the Participant without such Participant’s consent); and

(g) to determine the terms and conditions which shall govern all written agreements evidencing the Awards.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it shall, from time to time, deem advisable; to interpret the provisions of this Plan and the terms and conditions of any Award issued, expired, terminated, canceled or surrendered under this Plan (and any agreements relating thereto); and to otherwise supervise the administration of this Plan.

All decisions made by the Committee pursuant to the provisions of this Plan and as to the terms and conditions of any Award (and any agreements relating thereto) shall be final and binding on all persons, including the Corporation and any Optionee.

SECTION 3. NUMBER OF SHARES OF STOCK SUBJECT TO PLAN.

One million (1,000,000) shares of Stock are reserved and available for issuance under this Plan. Such shares may consist, in whole or in part, of authorized and unissued shares or issued shares reacquired by the Corporation from time to time, as the Board may determine.

Subject to Section 12 of this Plan and to the extent that (a) a Stock Option expires or is otherwise terminated, canceled or surrendered without being exercised (including, without limitation, in connection with the grant of a replacement option) or (b) any Restricted Stock Unit Award or Performance Stock Unit Award granted hereunder expires or is otherwise terminated or is canceled, the shares of Stock underlying such Stock Option or subject to such Restricted Stock Unit Award or Performance Stock Unit Award shall again be available for issuance in connection with future Awards under this Plan. Upon the exercise of a Related Stock Appreciation Right, the Stock Option, or the part thereof to which such Related Stock Appreciation Right is related, shall be deemed to have been exercised for the purpose of the limitation on the number of shares of Stock in respect of which the Related Stock Appreciation Right was exercised.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, spin-off, or other change in corporate structure or capitalization affecting the Stock, the Committee shall make an equitable adjustment or substitution in the number and class of shares reserved for issuance under this Plan, the number and class of shares covered by outstanding Awards and the option price per share of Stock Options or the applicable price per share specified in Stock Appreciation Rights to reflect the effect of such change in corporate structure or capitalization on the Stock; provided, however, that any fractional shares resulting from such adjustment shall be eliminated; provided further, however, that if by reason of any such change in corporate structure or capitalization a Participant holding a Restricted Stock Unit Award or Performance Stock Unit Award shall be entitled, subject to the terms and conditions of such Award, to additional or different shares of any security, the issuance of such additional or different shares shall thereupon be subject to all of the terms and conditions (including restrictions and performance criteria) which were applicable to such Award prior to such change in corporate structure or capitalization; and, provided, further, however, that unless the Committee in its sole discretion determines otherwise, any issuance by the Corporation of shares of stock of any class or securities convertible into shares of stock of any class shall not affect, and no such adjustment or substitution by reason thereof shall be made with respect to, the number or class of shares reserved for issuance under this Plan, the number or class of shares covered by outstanding Awards or any option price or applicable price.

SECTION 4. ELIGIBILITY.

Directors, officers and other employees of the Corporation, its Subsidiaries and its Related Entities who are responsible for or contribute to the management, growth or profitability of the business of the Corporation, its Subsidiaries or its Related Entities, as determined by the Committee, shall be eligible to be granted Awards; provided however, with respect to an employee of a Related Entity, that such person was an employee of the Corporation, a Subsidiary or, if originally an employee of the Corporation or a Subsidiary, of another Related Entity immediately prior to becoming employed by such Related Entity and accepted employment with such Related Entity at the request of the Corporation or a Subsidiary. The Participants under this Plan shall be selected, from time to time, by the Committee, in its sole discretion, from among those Directors and Eligible Employees.

SECTION 5. STOCK OPTIONS.

(a) Grant and Exercise.  Stock Options may be granted either alone or in addition to other Awards granted under this Plan. Any Stock Option granted under this Plan shall be in such form as the Committee may, from time to time, approve, and the terms and conditions of Stock Option Awards need not be the same with respect to each Optionee. Each Optionee shall enter into a Stock Option agreement (“Stock Option Agreement”) with the Corporation, in such form as the Committee shall determine, which agreement shall set forth, among other things, the exercise price of the Stock Option, the term of the Stock Option and conditions regarding exercisability of the Stock Option granted thereunder.

(i) Nature of Options.  The Committee shall have the authority to grant any Participant either Incentive Stock Options, Nonqualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights), except that the Committee shall not grant any Incentive Stock Options to an employee of a Related Entity. Any Stock Option which does not qualify as an Incentive Stock Option, or the terms of which at the time of its grant provide that it shall not be treated as an Incentive Stock Option, shall constitute a Nonqualified Stock Option.

(ii) Exercisability.  Subject to such terms and conditions as shall be determined by the Committee in its sole discretion at or after the time of grant, Stock Options shall be exercisable from time to time (a) to the extent of twenty-five percent (25%) of the number of shares of Stock covered by the Stock Option, on and after the first anniversary and before the second anniversary of the date of grant of the Stock Option, (b) to the extent of fifty percent (50%) of the number of shares of Stock covered by the Stock Option, on and after the second anniversary and before the third anniversary of the date of grant of the Stock Option, (c) to the extent of seventy-five percent (75%) of the number of shares of Stock covered by the Stock Option, on and after the third anniversary and before the fourth anniversary of the date of grant of the Stock Option and (d) to the extent of one hundred percent (100%) of the number of shares of Stock covered by the Stock Option, on and after the fourth anniversary of the date of grant of the Stock Option and before the expiration of the stated term of the Stock Option (or to such lesser extent as the Committee in its sole discretion shall determine at the time of grant or to such greater extent as the Committee in its sole discretion shall determine at or after the time of grant).

(iii) Method of Exercise.  Stock Options may be exercised by giving written notice of exercise delivered in person or by mail as required by the terms of any Stock Option Agreement at the Corporation’s principal executive office, specifying the number of shares of Stock with respect to which the Stock Option is being exercised, accompanied by payment in full of the option price in cash or its equivalent as determined by the Committee in its sole discretion. If requested by the Committee, the Optionee shall deliver to the Corporation the Stock Option Agreement evidencing the Stock Option being exercised for notation thereon of such exercise and return thereafter of such agreement to the Optionee. As determined by the Committee in its sole discretion at or after the time of grant, payment of the option price in full or in part may also be made in the form of shares of unrestricted Stock already owned by the Optionee (based on the Fair Market Value of the Stock on the date the Stock Option is exercised); provided, however, that in the case of an Incentive Stock Option, the right to make payment of the option price in the form of already owned shares of Stock may be authorized only at the time of grant. The Committee also may allow cashless exercise as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with this Plan’s purpose and applicable law. An Optionee shall generally have the rights to dividends or other rights of a stockholder with respect to shares of Stock subject to the Stock Option when the Optionee has given written notice of exercise, has paid in full for such shares of Stock, and, if requested, has made representations described in Section 10(a) of this Plan.

(b) Terms and Conditions.  Stock Options granted under this Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem desirable.

(i) Option Price.  The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant, but shall be not less than 100% of the Fair Market Value of the Stock on the date of the grant; provided, however, that if any Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Corporation or any Subsidiary when an Incentive Stock Option is granted to such Participant, the option price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be not less than 110% of the Fair Market Value of the Stock on the date such Incentive Stock Option is granted.

(ii) Option Term.  The term of each Stock Option shall be fixed by the Committee at the time of grant, but no Stock Option shall be exercisable more than ten years after the date such Stock Option is granted; provided, however, that if any Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Corporation or any Subsidiary when an Incentive Stock Option is granted to such Participant, such Stock Option (to the extent required by the Code at time of grant) shall not be exercisable more than five years from the date such Incentive Stock Option is granted.

(iii) Transferability of Options.  Except as otherwise determined by the Committee, no Stock Option shall be transferable by the Optionee otherwise than by will or by the laws of descent and distribution and, during the Optionee’s lifetime, all Stock Options shall be exercisable only by the Optionee, or in the case of Optionee’s legal incompetency, only by Optionee’s guardian or legal representative.

(iv) Option Exercise After Termination by Reason of Death or Disability.  If an Optionee’s directorship or employment with the Corporation, any Subsidiary or any Related Entity terminates by reason of death or Disability, any Stock Option held by such Optionee may thereafter be exercised for a period of one year (or such shorter or longer period as the Committee in its sole discretion shall specify at or such longer period as the Committee in its sole discretion shall specify after the time of grant) from the date of such termination or until the expiration of the stated term of such Stock Option, whichever period is shorter, to the extent to which the Optionee would on the date of termination have been entitled to exercise the Stock Option (or to such greater or lesser extent as the Committee in its sole discretion shall determine at the time of grant or to such greater extent as the Committee in its sole discretion shall specify after the time of grant). In the event of a termination of directorship or employment by reason of death or Disability, if an Incentive Stock Option is exercised after the expiration of the exercise period that applies for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

(v) Option Exercise After Termination Without Cause or Constructive Termination.  If an Optionee’s directorship or employment with the Corporation, any Subsidiary, or any Related Entity is terminated, by the Corporation or such Subsidiary or such Related Entity, without “Cause” (as such term is defined in the Stock Option Agreement) or in the event of “Constructive Termination” (as such term is defined in the Stock Option Agreement), the Committee, in its sole discretion, may permit the Optionee to exercise any Stock Option held by such Optionee, to the extent not theretofore exercised, in whole or in part with respect to all remaining shares covered by the Stock Option at any time prior to the expiration of the Stock Option (or such shorter period as the Committee in its sole discretion shall specify at the time of grant), or to such greater or lesser extent as the Committee in it sole discretion shall determine at the time of grant or to such greater extent as the Committee in its sole discretion shall specify after the time of grant. An Optionee’s acceptance of a directorship or employment, at the request of the Corporation or a Subsidiary, with a Related Entity (or acceptance of a directorship or employment, at the request of the Corporation or a Subsidiary, with any other Related Entity), shall not be deemed a termination of directorship or employment hereunder and any Stock Option held by Optionee may be exercised thereafter to the extent that the Optionee would on the date of exercise have been entitled to exercise such Stock Option if such Optionee had continued to be a director or an employee of the Corporation or such Subsidiary (or such initial Related Entity), provided that the Optionee has been a director or an employee of the Related Entity to which such Optionee has moved from the date of acceptance of such directorship or employment therewith until the date of exercise. In the event of termination of the directorship or employment by the Corporation, any Subsidiary or any Related Entity without Cause or in the event of Constructive Termination of the Optionee’s directorship or employment or the acceptance of the directorship or employment with a Related Entity, if an Incentive Stock Option is exercised after the expiration of the exercise period that applies for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

(vi) Option Exercise After Termination To Resignation.  If an Optionee’s directorship or employment with the Corporation, any Subsidiary, or any Related Entity terminates as a result of Optionee’s voluntary resignation, other than a voluntary resignation due to a Constructive Termination (as defined in the Stock Option Agreement), the Committee, in its sole discretion, may permit the Optionee to exercise any Stock Option held by such Optionee to the extent such Option was exercisable on the date of such termination (or to such greater or lesser extent as the Committee in its sole discretion shall determine at or after the time of grant) for a period of time equal to the shorter of (i) ninety (90) days from the date of such termination (or such shorter period as the Committee in its sole discretion shall specify at or after the time of grant) or (ii) the expiration of the stated term of such Stock Option.

(vii) Other Termination.  Except as otherwise provided in this Section 5 of this Plan, or as determined by the Committee in its sole discretion, if an Optionee’s directorship or employment with the Corporation, any Subsidiary or any Related Entity terminates, all Stock Options held by the Optionee will terminate immediately without the necessity of any further action by the Corporation, the Committee or the Optionee.

(viii) Annual Limit on Incentive Stock Options.  To the extent required for incentive stock option treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the date of Incentive Stock Option is granted) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and all other option plans of the Corporation or any Subsidiary become exercisable for the first time by an Optionee during any calendar year shall not exceed $100,000; provided, however, that if the aggregate Fair Market Value (so determined) of the shares of Stock covered by such options exceeds $100,000 during any year in which they become exercisable, such options with a Fair Market Value in excess of $100,000 will be Nonqualified Stock Options.

SECTION 6. STOCK APPRECIATION RIGHTS.

(a) Grant and Exercise.  Stock Appreciation Rights may be granted either in conjunction with all or part of any Stock Option granted under this Plan (“Related Stock Appreciation Rights”) or alone (“Freestanding Stock Appreciation Rights”) and, in either case, in addition to other Awards granted under this Plan. Participants shall enter into a Stock Appreciation Rights Agreement with the Corporation if requested by the Committee, in such form as the Committee shall determine.

(i) Time of Grant.  Related Stock Appreciation Rights related to a Nonqualified Stock Option may be granted either at or after the time of the grant of such Nonqualified Stock Option. Related Stock Appreciation Rights related to such an Incentive Stock Option may be granted only at the time of the grant of such Incentive Stock Option. Freestanding Stock Appreciation Rights may be granted at any time.

(ii) Exercisability.  Related Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate shall be exercisable in accordance with the provisions of Section 5(a)(ii) of this Plan and Freestanding Stock Appreciation Rights shall be exercisable, subject to such terms and conditions as shall be determined by the Committee in its sole discretion at or after the time of grant, from time to time, to the extent that Stock Options are exercisable in accordance with the provisions of Section 5(a)(ii) of this Plan. A Related Stock Appreciation Right granted in connection with an Incentive Stock Option may be exercised only if and when the Fair Market Value of the Stock subject to the Incentive Stock Option exceeds the option price of such Stock Option.

(iii) Method of Exercise.  Stock Appreciation Rights shall be exercised by a Participant by giving written notice of exercise delivered in person or by mail as required by the terms of any agreement evidencing the Stock Appreciation Right at the Corporation’s principal executive office, specifying the number of shares of Stock in respect of which the Stock Appreciation Right is being exercised. If requested by the Committee, the Participant shall deliver to the Corporation the agreement evidencing the Stock Appreciation Right being exercised and, in the case of a Related Stock Appreciation Right, the Stock Option Agreement evidencing any related Stock Option, for notation thereon of such exercise and return thereafter of such agreements to the Participant.

(iv) Amount Payable.  Upon the exercise of a Related Stock Appreciation Right, an Optionee shall be entitled to receive an amount in cash or shares of Stock equal in value to the excess of the Fair Market Value of one share of Stock on the date of exercise over the option price per share specified in the related Stock Option, multiplied by the number of shares of Stock in respect of which the Related Stock Appreciation Rights shall have been exercised, with the Committee having in its sole discretion the right to determine the form of payment. Upon the exercise of a Freestanding Stock Appreciation Right, a Participant shall be entitled to receive an amount in cash or shares of Stock equal in value to the excess of the Fair Market Value of one share of Stock on the date of exercise over the price per share specified in the Freestanding Stock Appreciation Right, which shall be not less than 100% of the Fair Market Value of the Stock on the date of Grant, multiplied by the number of shares of Stock in respect of which the Freestanding Stock Appreciation Rights shall have been exercised, with the Committee having in its sole discretion the right to determine the form of payment; provided, however, that payment shall be made in a lump sum not later than March 15th of the calendar year following the calendar year in which the Related Stock Appreciation Right or Freestanding Stock Appreciation Right is exercised.

(b) Terms and Conditions.  Stock Appreciation Rights under this Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions not inconsistent with the terms of this Plan, as the Committee shall deem desirable.

(i) Terms of Stock Appreciation Rights.  The term of a Related Stock Appreciation Right shall be the same as the term of the related Stock Option. A Related Stock Appreciation Right or applicable portion thereof shall terminate and no longer be exercisable upon the exercise, termination, cancellation or surrender of the related Stock Option, except that, unless otherwise provided by the Committee in its sole discretion at or after the time of grant, a Related Stock Appreciation Right granted with respect to less than the full number of shares of Stock covered by a related Stock Option shall terminate and no longer be exercisable if and to the extent that the number of shares of Stock covered by the exercise, termination, cancellation or surrender of the related Stock Option exceeds the number of shares of Stock not covered by the Related Stock Appreciation Right. The term of each Freestanding Stock Appreciation Right shall be fixed by the Committee, but no Freestanding Stock Appreciation Right shall be exercisable more than ten years after the date such right is granted.

(ii) Transferability of Stock Appreciation Rights.  Stock Appreciation Rights shall be transferable only when and to the extent that a Stock Option would be transferable under Section 5(b)(iii) of this Plan.

(iii) Termination of Directorship or Employment.  In the event of the termination of the directorship or employment of an Optionee holding a Related Stock Appreciation Right, such right shall be exercisable to the same extent that the related Stock Option is exercisable after such termination. In the event of the termination of the directorship or employment of the holder of a Freestanding Stock Appreciation Right, such right shall be exercisable to the same extent that a Stock Option with the same terms and conditions as such Freestanding Stock Appreciation Right would have been exercisable in the event of the termination of the directorship or employment of the holder of such Stock Option.

SECTION 7. RESTRICTED STOCK UNITS AND PERFORMANCE STOCK UNITS.

(a) Grant.  Awards of Restricted Stock Units or Performance Stock Units may be granted either alone or in addition to other Awards granted under this Plan. Each Restricted Stock Unit represents the right to receive, subject to the terms and provisions of this Plan and any agreements evidencing such Awards, one share of Stock. Each Performance Stock Unit represents the right to receive, subject to the terms and provisions of this Plan and any agreements evidencing such Awards, one share of Stock, such number of shares of Stock as are equivalent to an award expressed in cash, or an amount in cash. If the Committee in its sole discretion so determines at the time of grant, a Participant to whom a Restricted Stock Unit Award or Performance Stock Unit Award has been granted may be credited with an amount equivalent to all cash dividends (“Dividend Equivalents”) that would have been paid to the holder of such Restricted Stock Unit Award or Performance Stock Unit Award if one share of Stock for every Restricted Stock Unit or Performance Stock Unit awarded had been issued to the holder on the date of grant of such Restricted Stock Unit Award or Performance Stock Unit Award. The Committee shall determine the terms and conditions of each Restricted Stock Unit Award and Performance Stock Unit, including without limitation, the number of Restricted Stock Units or Performance Stock Units to be covered by such Awards, the restricted period applicable to Restricted Stock Unit Awards, the performance objectives applicable to Performance Stock Unit Awards, the number of shares of stock that may be issued pursuant to a Restricted Stock Unit or Performance Stock Unit or the amount of cash that may be received, or used to measure the number of shares of stock that may be received, under a Performance Stock Unit. Performance goals for any Restricted Stock Unit or Performance Stock Unit Awards shall be established by the Committee not later than ninety (90) days after the commencement of the performance period for such Awards (which shall not be less than 12 consecutive months); provided that the outcome is of the achievement of such performance goals is substantially uncertain at the time that such goals are established. The Committee in its sole discretion may prescribe terms and conditions applicable to the vesting of such Restricted Stock Unit Awards or Performance Stock Unit Awards in addition to those provided in this Plan. The Committee shall establish such rules and guidelines governing the crediting of Dividend Equivalents, including the form of payment and payment contingencies of Dividend Equivalents, as it may deem desirable. The Committee in its sole discretion may at any time accelerate the time at which the restrictions on all or any part of a Restricted Stock Unit Award lapse or deem the performance objectives with respect to all or any part of a Performance Stock Unit Award to have been attained. Restricted Stock Units Awards and Performance Stock Unit Awards shall not be transferable otherwise than by will or by the laws of descent and distribution. Shares of Stock shall be deliverable upon the vesting of Restricted Stock Unit Awards and upon the vesting of or other payment trigger with respect to Performance Stock Unit Awards for no consideration other than services rendered or, in the Committee’s sole discretion, the minimum amount of consideration other than services (such as the par value of Stock) required to be received by the Corporation in order to assure compliance with applicable state law, which amount shall not exceed 10% of the Fair Market Value of such shares of Stock on the date of issuance. Each such Award shall be evidenced by a Restricted Stock Unit Award agreement (“Restricted Stock Unit Award Agreement”) or Performance Stock Unit Award agreement (“Performance Stock Unit Award Agreement”).

(b) Terms and Conditions.  Unless otherwise determined by the Committee in its sole discretion:

(i) a breach of any term or condition provided in this Plan, the Restricted Stock Unit Award Agreement or the Performance Stock Unit Award Agreement established by the Committee with respect to such Restricted Stock Unit Award or Performance Stock Unit Award will cause a cancellation of the unvested portion of such Restricted Stock Unit Award or Performance Stock Unit Award (including any Dividend Equivalents credited in respect thereof) and the Participant shall not be entitled to receive any consideration in respect of such cancellation; and

(ii) termination of such holder’s directorship or employment with the Corporation, any Subsidiary or any Related Entity prior to the lapsing of the applicable restriction period or attainment of applicable performance objectives will cause a cancellation of the unvested portion of such Restricted Stock Unit Award or Performance Stock Unit Award (including any Dividend Equivalents credited in respect thereof) and the Participant shall not be entitled to receive any consideration in respect of such cancellation.

(c) Completion of Restriction Period and Attainment of Performance Objectives.  To the extent that restrictions with respect to any Restricted Stock Unit Award lapse or, unless otherwise determined by the Committee, performance objectives with respect to any Performance Stock Unit Award are attained and provided that other applicable terms and conditions have been satisfied:

(i) such of the Restricted Stock Units or Performance Stock Units as to which restrictions have lapsed or performance objectives have been attained shall become vested and the Committee shall cause to be issued and delivered to the Participant such amounts of cash that are payable with respect to such Performance Stock Units or a stock certificate representing a number of shares of Stock equal to such number of Restricted Stock Units or Performance Stock Units, and, subject to Section 10(a) hereof, free of all restrictions; and

(ii) any Dividend Equivalents credited in respect of such Restricted Stock Units or Performance Stock Units shall become vested to the extent that such Restricted Stock Units or Performance Stock Units shall have become vested and the Committee shall cause such Dividend Equivalents to be delivered to the Participant.

(d) Distribution or Payment of Dividend Equivalents, Restricted Stock Unit Awards or Performance Stock Unit Awards.  Notwithstanding anything to the contrary contained in this Plan or any Award, payment for any Restricted Stock Unit Award, Performance Stock Unit Award or Dividend Equivalents shall be in one lump sum payment of shares of Stock, cash or a combination thereof, made on or before March 15th of the calendar year following the calendar year in which the Restricted Stock Unit Awards, Performance Stock Unit Awards or Dividend Equivalents vest or arise in accordance with the “short-term deferral” exception to Section 409A of the Code as set forth in Treasury Regulation Section 1.409A-1(b)(4).

Any such Restricted Stock Unit Award or Performance Stock Unit Award (including any Dividend Equivalents credited in respect thereof) that shall not have become vested at the end of the applicable restricted period or the period given for the attainment of performance objectives shall expire, terminate and be canceled and the Participant shall not thereafter have any rights with respect to the Restricted Stock Units or Performance Stock Units (or any Dividend Equivalents credited in respect thereto) covered thereby.

SECTION 8. AMENDMENT AND TERMINATION.

The Board may amend, alter, or discontinue this Plan, but no amendment, alteration, or discontinuation shall be made which would impair the rights of a Participant under any Award theretofore granted without such Participant’s consent, or which, without the approval of the stockholders of the Corporation (where such approval is necessary to satisfy then applicable requirements of Rule 16b-3 under the Exchange Act, The Nasdaq Stock Market, Inc., any Federal tax law relating to Incentive Stock Options or any applicable state law), would:

(a) except as provided in Section 3 of this Plan, increase the total number of shares of Stock which may be issued under this Plan;

(b) except as provided in Section 3 of this Plan, decrease the option price of any Stock Option to less than 100% of the Fair Market Value on the date of the grant of the Option;

(c) change the class of Directors or Eligible Employees eligible to participate in this Plan; or

(d) extend (i) the period during which Stock Options may be granted or (ii) the maximum period of any Award under Sections 5(b)(ii) or 6(b)(i) of this Plan.

Except as restricted herein with respect to Incentive Stock Options, the Committee may amend or alter the terms and conditions of any Award theretofore granted, and of any agreement evidencing such Award, prospectively or retroactively, but no such amendment or alteration shall impair the rights of any Optionee under such Award or agreement without such Optionee’s consent. Additional rules relating to amendments to the Plan or any Award or agreement to assure compliance with Section 409A of the Code are set forth in Section 13.

SECTION 9. UNFUNDED STATUS OF PLAN.

This Plan is intended to constitute an “unfunded” plan. With respect to any payments not yet made and due to a Participant by the Corporation, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Corporation.

SECTION 10. GENERAL PROVISIONS.

(a) The Committee may require each Optionee purchasing shares of Stock pursuant to a Stock Option to represent to and agree with the Corporation in writing that such Optionee is acquiring the shares of Stock without a view to distribution thereof. All certificates for shares of Stock delivered under this Plan and, to the extent applicable, all evidences of ownership with respect to Dividend Equivalents delivered under this Plan, shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed or quotation system on which the Stock is admitted for trading and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(b) Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan shall not confer upon any director or employee of the Corporation, any Subsidiary or any Related Entity any right to continued directorship or employment with the Corporation, any Subsidiary or any Related Entity as the case may be, nor shall it interfere in any way with the right of the Corporation, any Subsidiary or any Related Entity to terminate the directorship or employment of any of its directors or employees at any time.

(c) Each Participant shall be deemed to have been granted an Award on the date the Committee took action to grant such Award under this Plan or such later date as the Committee in its sole discretion shall determine at the time such grant is authorized.

(d) Unless the Committee otherwise determines, each Participant shall, no later than the date as of which the value of an Award first becomes includable in the gross income of the Participant for federal income tax purposes, pay to the Corporation, or make arrangements satisfactory to the Committee regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the Award. The obligations of the Corporation under this Plan shall be conditional on such payment or arrangements and the Corporation (and, where applicable, its Subsidiaries and its Related Entities) shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. A Participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Corporation to withhold from shares of

Stock to be issued upon the exercise of a Stock Option or upon the vesting of any Restricted Stock Unit Award or the Performance Stock Unit Award a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due, or (ii) transferring to the Corporation shares of Stock owned by the Participant with an aggregate Fair Market Value that would satisfy the withholding amount due. With respect to any Participant who is a director or an executive officer, the election to satisfy the tax withholding obligations relating to the exercise of a Stock Option or to the vesting of a Restricted Stock Unit Award or Performance Stock Unit Award in the manner permitted by this subsection (d) shall be made during the “window period” as described within the Corporation Insider Trading Policy unless otherwise determined in the sole discretion of the Committee of the Board.

(e) No member of the Board or the Committee, nor any officer or employee of the Corporation acting on behalf of the Board or the Committee, shall be personally liable for any action, failure to act, determination or interpretation taken or made in good faith with respect to this Plan, and all members of the Board or the Committee and each and any officer or employee of the Corporation acting on their behalf shall, to the extent permitted by law and by the Corporation’s Amended and Restated Certificate of Incorporation, as amended, and its Amended and Restated By-Laws, as amended, be fully indemnified and protected by the Corporation in respect of any such action, failure to act, determination or interpretation.

(f) This Plan is intended to satisfy the conditions of Rule 16b-3 under the Exchange Act, and all interpretations of this Plan shall, to the extent permitted by law, regulations and rulings, be made in a manner consistent with and so as to satisfy the conditions of Rule 16b-3 under the Exchange Act. The term “executive officer” as used in this Plan means any officer who is subject to the provisions of Section 16(b) of the Exchange Act. Any provisions of this Plan or the application of any provision of this Plan inconsistent with Rule 16b-3 under the Exchange Act shall be inoperative and shall not affect the validity of this Plan.

(g) In interpreting and applying the provisions of this Plan, any Stock Option granted as an Incentive Stock Option pursuant to this Plan shall, to the extent permitted by law, regulations and rulings be construed as, and any ambiguity shall be resolved in favor of preserving its status as, an “incentive stock option” within the meaning of Section 422 of the Code. Once an Incentive Stock Option has been granted, no action by the Committee that would cause such Stock Option to lose its status under the Code as an “incentive stock option” shall be effective as to such Incentive Stock Option unless taken at the request of or with the consent of the Participant. Notwithstanding any provision to the contrary in this Plan or in any Incentive Stock Option granted pursuant to this Plan, if any change in law or any regulation or ruling of the Internal Revenue Service shall have the effect of disqualifying any Stock Option granted under this Plan which is intended to be an “incentive stock option” within the meaning of Section 422 of the Code, the Stock Option granted shall nevertheless continue to be outstanding as and shall be deemed to be a Nonqualified Stock Option under this Plan.

(h) Notwithstanding any other provision herein to the contrary, the maximum number of shares with respect to which Awards may be granted to the same Participant under this Plan may not exceed, in the aggregate, 266,666 shares of Stock, except to the extent of adjustments authorized by Section 3 of this Plan.

SECTION 11. EFFECTIVE DATE OF PLAN.

This Plan shall be effective June 15, 2010.

SECTION 12. TERM OF PLAN.

No Award shall be granted under this Plan on or after the tenth anniversary of the effective date of this Plan; provided, however, that the exercisability of Awards granted prior to such tenth anniversary may extend beyond that date.

SECTION 13. COMPLIANCE WITH SECTION 409A OF THE CODE.

(a) General Compliance.  Some of the Awards that may be granted pursuant to this Plan (including, but not necessarily limited to, Restricted Stock Unit, Performance Stock Unit and Dividend Equivalent Awards) may be considered “non-qualified deferred compensation” subject to Section 409A of the Code. If an Award is subject to Section 409A of the Code, the Corporation intends (but cannot and does not guarantee) that the Award agreement and this Plan comply fully with and meet all of the requirements of Section 409A of the Code or an exception thereto and the Award agreement shall include such provisions, in addition to the provisions of this Plan, as may be necessary to assure compliance with Section 409A of the Code or an exception thereto. An Award subject to Section 409A of the Code also shall be administered in good faith compliance with the provisions of Section 409A of the Code as well as applicable guidance issued by the Internal Revenue Service and the Department of the Treasury. To the extent necessary to comply with Section 409A of the Code, any Award that is subject to Section 409A of the Code may be modified, replaced or terminated in the discretion of the Committee. Notwithstanding any provision of this Plan or any Award agreement to the contrary, if the Committee determines that any Award is or may become subject to Section 409A of the Code, the Corporation may adopt such amendments to the Plan and related Award agreements, without the consent of the Participant, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effective dates), or take any other action that the Committee determines to be necessary or appropriate to either comply with Section 409A of the Code or to exclude or exempt the Plan or any Award from the requirements of Section 409A of the Code.

(b) Delay for Specified Employees.  If, at the time of a Participant’s Separation from Service, the Corporation has any Stock that is publicly traded on an established securities market or otherwise, and if the Participant is considered to be a Specified Employee, to the extent any payment for any Award is subject to the requirements of Section 409A of the Code and is payable upon the Participant’s Separation from Service, such payment shall not commence prior to the first business day following the date which is 6 months after the Participant’s Separation from Service (or if earlier than the end of the 6-month period, the date of the Participant’s death).. Any amount that would have been distributed during such 6-month period will be distributed on the day following the expiration of such 6-month period.

(c) Prohibition on Acceleration or Deferral.  Under no circumstance may the time or schedule of any payment for any Award that is subject to the requirements of Code Section 409A be accelerated or subject to further deferral except as otherwise permitted or required pursuant to the regulations and other guidance issued pursuant to Section 409A of the Code. If the Corporation fails to make any payment pursuant to the payment provisions applicable to an Award that is subject to the requirements of Code Section 409A, either intentionally or unintentionally, within the time period specified in such provisions, but the payment is made within the same calendar year, such payment shall be treated as made within the time period specified in the provisions. In addition, if there is a dispute with respect to any payment, such payment may be delayed in accordance with the regulations and other guidance issued pursuant to Section 409A of the Code.

. NNNNNNNNNNNN NNNNNNNNN Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR the nominees listed, FOR Proposal 2, and FOR Proposal 3. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 — Paul D. Arling 02 — Satjiv S. Chahil 03 — William C. Mulligan 04 — J.C. Sparkman 05 — Gregory P. Stapleton 06 - Carl E. Vogel 07 — Edward K. Zinser The election of Paul D. Arling as a Class I director to serve on the Board of Directors until the next Annual Meeting of Stockholders to be held in 2011 or until the election and qualification of his successor, and the election of Satjiv S. Chahil, William C. Mulligan, J.C. Sparkman, Gregory P. Stapleton, Carl E. Vogel, and Edward K. Zinser as Class II directors to serve on the Board of Directors until the Annual Meeting of Stockholders to be held in 2012 or until their respective successors are elected and qualified. For Against Abstain For Against Abstain 2. Ratification of the appointment of Grant Thornton LLP, a 3. Adoption and approval of the 2010 Stock Incentive Plan. firm of Independent Registered Public Accountants, as the Company’s auditors for the year ending December 31, 2010. To consider and act upon such other matters as may properly come before the meeting or any and all postponements or adjournments thereof. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 0 2 5 6 6 4 2 + <STOCK#> 016TQB

3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Universal Electronics Inc. Meeting Details 6101 Gateway Drive, Cypress, California 90630 Notice of Annual Meeting of Stockholders to be held on Tuesday, June 15, 2010 The undersigned hereby appoints Paul D. Arling and Bryan M. Hackworth and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side, all the shares of common stock of Universal Electronics Inc. held of record by the undersigned on April 16, 2010 at the Annual Meeting of Stockholders to be held on Tuesday, June 15, 2010 at 4:00 p.m., Pacific Daylight Time or any adjournment or postponement thereof. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS ON THE REVERSE SIDE OF THIS CARD. IN THE ABSENCE OF SUCH INDICATIONS, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES FOR ELECTION AS DIRECTORS, TO RATIFY THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS, AND TO APPROVE AND ADOPT THE 2010 STOCK INCENTIVE PLAN. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Tuesday, June 15, 2010, at 4:00 p.m. (Pacific Daylight Time). The Proxy Statement and the Annual Report on Form 10-K are available at www.uei.com under the heading “About Us” and then “Investor” and then “SEC Filings”.

. NNNNNNNNNNNN NNNNNNNNNNNNNNN C123456789 000004 000000000.000000 ext 000000000.000000 ext NNNNNNNNN 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 Electronic Voting Instructions ADD 2 ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week! ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 15, 2010. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/UEIC • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR the nominees listed, FOR Proposal 2, and FOR Proposal 3. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 — Paul D. Arling 02 — Satjiv S. Chahil 03 — William C. Mulligan 04 — J.C. Sparkman 05 — Gregory P. Stapleton 06 — Carl E. Vogel 07 — Edward K. Zinser The election of Paul D. Arling as a Class I director to serve on the Board of Directors until the next Annual Meeting of Stockholders to be held in 2011 or until the election and qualification of his successor, and the election of Satjiv S. Chahil, William C. Mulligan, J.C. Sparkman, Gregory P. Stapleton, Carl E. Vogel, and Edward K. Zinser as Class II directors to serve on the Board of Directors until the Annual Meeting of Stockholders to be held in 2012 or until their respective successors are elected and qualified. For Against Abstain For Against Abstain 2. Ratification of the appointment of Grant Thornton LLP, a 3. Adoption and approval of the 2010 Stock Incentive Plan. firm of Independent Registered Public Accountants, as the Company’s auditors for the year ending December 31, 2010. To consider and act upon such other matters as may properly come before B Non-Voting Items the meeting or any and all postponements or adjournments thereof. Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN1 U P X 0 2 5 6 6 4 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 016TPC

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Universal Electronics Inc. Meeting Details 6101 Gateway Drive, Cypress, California 90630 Notice of Annual Meeting of Stockholders to be held on Tuesday, June 15, 2010 The undersigned hereby appoints Paul D. Arling and Bryan M. Hackworth and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side, all the shares of common stock of Universal Electronics Inc. held of record by the undersigned on April 16, 2010 at the Annual Meeting of Stockholders to be held on Tuesday, June 15, 2010 at 4:00 p.m., Pacific Daylight Time or any adjournment or postponement thereof. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS ON THE REVERSE SIDE OF THIS CARD. IN THE ABSENCE OF SUCH INDICATIONS, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES FOR ELECTION AS DIRECTORS, TO RATIFY THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS, AND TO APPROVE AND ADOPT THE 2010 STOCK INCENTIVE PLAN. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Tuesday, June 15, 2010, at 4:00 p.m. (Pacific Daylight Time). The Proxy Statement and the Annual Report on Form 10-K are available at www.uei.com under the heading “About Us” and then “Investor” and then “SEC Filings”.